Exhibit 4.6(i)

LOAN AND SECURITY AGREEMENT

Dated as of August 17, 2004

$300,000,000

by and among

NES Rentals Holdings, Inc. and
Certain Subsidiaries of NES Rentals Holdings, Inc. listed as a Borrower on the Signature Pages Hereto,
as Borrowers

The Financial Institutions From Time to Time Party Hereto,
as Lenders

Wachovia Bank, National Association,
as Syndication Agent

General Electric Capital Corporation and
Merrill Lynch Capital,
A Division of Merrill Lynch Business Financial Services, Inc.,
 as Co-Documentation agents

and

Bank of America, N.A.,
as Administrative Agent

Banc of America Securities LLC and Wachovia Capital Markets, LLC,
as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

SECTION 1. CREDIT FACILITY
1.1	Loans
1.2	Letters of Credit
1.3	Term Loan
SECTION 2. INTEREST, FEES AND CHARGES
2.1	Interest
2.2	Computation of Interest and Fees
2.3	Fee Letter
2.4	Letter of Credit Fees
2.5	Unused Line Fee
2.6	Audit Fees
2.7	Reimbursement of Expenses
2.8	Bank Charges
2.9	Collateral Protection Expenses; Appraisals
2.10	Payment of Charges
2.11	No Deductions
SECTION 3. LOAN ADMINISTRATION
3.1	Manner of Borrowing Revolving Credit Loans/LIBOR Option
3.2	Payments
3.3	Mandatory and Optional Prepayments
3.4	Application of Payments and Collections
3.5	All Loans and Letters of Credit to Constitute One Obligation
3.6	Loan Account
3.7	Statements of Account
3.8	Increased Costs
3.9	Basis for Determining Interest Rate Inadequate
3.10	Sharing of Payments, Etc.
SECTION 4. TERM AND TERMINATION
4.1	Term of Agreement
4.2	Termination

i

SECTION 5. SECURITY INTERESTS
5.1	Security Interest in Collateral
5.2	Other Collateral
5.3	Lien Perfection; Further Assurances
5.4	Lien on Realty
SECTION 6. COLLATERAL ADMINISTRATION
6.1	General
6.2	Administration of Accounts
6.3	Administration of Inventory
6.4	Payment of Charges
SECTION 7. REPRESENTATIONS AND WARRANTIES
7.1	General Representations and Warranties
7.2	Continuous Nature of Representations and Warranties
7.3	Survival of Representations and Warranties
SECTION 8. COVENANTS AND CONTINUING AGREEMENTS
8.1	Affirmative Covenants
8.2	Negative Covenants
8.3	Specific Financial Covenants
SECTION 9. CONDITIONS PRECEDENT
9.1	Conditions to Initial Loans and Initial Letters of Credit
9.2	Conditions to all Loans and Letters of Credit
SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
10.1	Events of Default
10.2	Acceleration of the Obligations
10.3	Other Remedies
10.4	Setoff and Sharing of Payments
10.5	Remedies Cumulative; No Waiver
SECTION 11. ADMINISTRATIVE AGENT
11.1	Authorization and Action
11.2	Administrative Agent’s and Syndication Agent’s Reliance, Etc.
11.3	BofA and Affiliates
11.4	Lender Credit Decision
11.5	Indemnification

11.6	Rights and Remedies to Be Exercised by Administrative Agent Only
11.7	Agency Provisions Relating to Collateral
11.8	Right to Purchase Commitments
11.9	Right of Sale, Assignment, Participations
11.10	Amendment
11.11	Resignation of Administrative Agent; Appointment of Successor
11.12	Audit and Examination Reports; Disclaimer by Lenders
11.13	Syndication Agent; Co-Documentation Agents
11.14	No Reliance on Administrative Agent’s Customer Identification Program
11.15	USA Patriot Act
11.16	Withholding
SECTION 12. MISCELLANEOUS
12.1	Power of Attorney
12.2	Indemnity
12.3	Severability
12.4	Successors and Assigns
12.5	Cumulative Effect; Conflict of Terms
12.6	Execution in Counterparts
12.7	Notice
12.8	Consent
12.9	Credit Inquiries
12.10	Time of Essence
12.11	Entire Agreement
12.12	Interpretation
12.13	Confidentiality
12.14	GOVERNING LAW; CONSENT TO FORUM
12.15	WAIVERS BY BORROWERS
12.16	Advertisement
12.17	Reimbursement
12.18	Holdings as Agent for Borrowers
12.19	Recovery
12.20	References to Intercreditor Agreement

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of this 17th day of August, 2004 by and among BANK OF AMERICA, N.A. (“BofA”), a national banking association, individually as a Lender and as administrative agent (“Administrative Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including BofA, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS, NES RENTALS HOLDINGS, INC., a Delaware corporation (“Holdings”) and each subsidiary of Holdings listed as a “Borrower” on the signature pages hereto (together with Holdings each individually a “Borrower” and collectively “Borrowers”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, and MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC. and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents.  Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.  As more fully set forth in Appendix A, accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1.  CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $300,000,000 available upon Borrowers’ request therefor, as follows:

1.1                                 Loans.

1.1.1                                                Revolving Credit Loans.  Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default has occurred and is continuing, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender’s Revolving Loan Commitment minus (x) the product of such Lender’s Revolving Loan Percentage multiplied by the sum of the Outstanding LC Obligations and the LC Amount and (y) the product of such Lender’s Revolving Loan Percentage multiplied by the reserves (other than the Availability Reserve but including the Equipment Acquisition Reserve), and (ii) the product of such Lender’s Revolving Loan Percentage multiplied by the Borrowing Base at such time minus the product of such Lender’s Revolving Loan Percentage multiplied by the sum of the LC Amount and the Outstanding LC Obligations.  Administrative Agent shall have the right to establish reserves in such amounts, and with respect to such matters, in Administrative Agent’s Permitted Discretion, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1, including without limitation, with respect to, without duplication, (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrowing Base Party’s business; (ii) potential dilution related to Accounts; (iii) obsolescence of any Borrowing Base Party’s Inventory; (iv) slow moving Inventory; (v) other sums due and payable and chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by any Borrowing Base Party to any Person to the extent secured by a Lien on, or trust over, any Property of any Borrowing Base Party; (vii) amounts owing by any Borrowing Base Party in connection with Product Obligations; (viii) amounts owing by any Account Debtors of the traffic safety business unit of Borrowers to any Borrowing Base Party, the Accounts of which Account Debtor are supported by surety and/or performance bonds; and (ix) such other specific events, conditions or contingencies as to which Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder.  The Revolving Credit Loans shall be repayable in accordance with the terms hereof and of the Revolving Notes and shall be secured by all of the Collateral.

1.1.2                                                Overadvances.  Insofar as Borrowers may request and Administrative Agent may be willing in its sole discretion to make (or, as provided below, as Majority Lenders may be willing to consent to in their sole discretion) Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of Outstanding LC Obligations, plus reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Administrative Agent shall enter such Overadvances as debits in the Loan Account.  All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally.  Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages.  Overadvances in the aggregate amount of $3,000,000 or less may, unless a Default or Event of Default (other than any Default or Event of Default resulting solely from the funding of such Overadvance) has occurred and is continuing, be made in the sole discretion of Administrative Agent.  Overadvances in an aggregate amount of more than $3,000,000 but less than $5,000,000 may, unless a Default or an Event of Default (other than any Default or Event of Default resulting solely from the funding of such Overadvance) has occurred and is continuing, be made with the consent of the Majority Lenders.  Overadvances in an aggregate amount of $5,000,000 or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default (other than any Default or Event of Default resulting solely from the funding of such Overadvance) shall require the consent of all Lenders.  The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Administrative Agent make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any three hundred sixty day (360) period or (z) shall Administrative Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage multiplied by the sum of the LC Amount and the Outstanding LC Obligations.

1.1.3                                                Use of Proceeds.  The proceeds of Revolving Credit Loans and Term Loans shall be used solely for (i) the satisfaction of the Prior Indebtedness and fees and expenses related to such satisfaction, (ii) Borrowers’ general corporate purposes, including, without limitation, operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, and (iii) other purposes permitted under this Agreement.

1.1.4                                                Swingline Loans.  In order to reduce the frequency of transfers of funds from Lenders to Administrative Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Administrative Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as “Swingline Loans”); provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $10,000,000; (ii) when added to the principal amount of Administrative Agent’s other Revolving Credit Loans then outstanding plus the product of Administrative Agent’s Revolving Loan Percentage multiplied by the sum of the LC Amount and the Outstanding LC Obligations, exceed Administrative Agent’s Revolving Loan Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount plus the Outstanding LC Obligations, exceed the Borrowing Base.  Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans.  All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement and accordingly each Lender shall be deemed to have an undivided interest and participation therein to the extent of such Lender’s Revolving Loan Percentage thereof, except that (a) all Swingline Loans shall be Base Rate Revolving Portions and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Administrative Agent in its capacity as the lender of Swingline Loans.  Notwithstanding the foregoing, not more than 2 Business Days after (1) Lenders receive notice from Administrative Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or (2) in any other circumstance, demand is made by Administrative Agent (which demand shall be made on a bi-weekly or more frequent basis in the discretion of Administrative Agent), each Lender shall irrevocably and unconditionally fund, without recourse or warranty from Administrative Agent, its undivided interest and participation in each Swingline Loan to the extent of such Lender’s Revolving Loan Percentage thereof, by paying to Administrative Agent, in same day funds, an amount equal to the product of such Lender’s Revolving Loan Percentage multiplied by the principal amount of such Swingline Loan.

1.1.5                                                Administrative Agent Loans.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $10,000,000, if Administrative Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in subsections 2.7 and 2.8 (hereinafter, “Administrative Agent Loans”); provided, that in no event shall the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Administrative Agent Loan.  If Administrative Agent Loans are made pursuant to the preceding sentence, then all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Administrative Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement, provided that Majority Lenders may at any time revoke Administrative Agent’s authorization to make additional Administrative Agent Loans by delivering written notice of such revocation to Administrative Agent, which revocation shall become effective prospectively upon Administrative Agent’s receipt thereof.

1.2                                 Letters of Credit.  On the Closing Date, each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit issued hereunder and Wachovia Bank, as issuer of each such Existing Letter of Credit shall be deemed to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from Wachovia Bank, an undivided interest and participation therein equal to the principal amount of the Existing Letter of Credit and the related LC Obligations multiplied by such Lender’s Revolving Loan Percentage; provided however, that each Existing Letter of Credit shall expire upon its stated expiration date as in effect on the Closing Date and shall not be renewed notwithstanding any automatic renewal provision contained therein or any other provisions thereof to the contrary.  From and after the Closing Date, Administrative Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, to issue its, or cause to be issued by Bank or another Affiliate of Administrative Agent, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, Letters of Credit for the account of Borrowers, provided that the LC Amount (including Existing Letters of Credit) shall not exceed $35,000,000 at any time.  No Letter of Credit may have an expiration date after the last day of the Term.  Notwithstanding anything to the contrary contained herein, Borrowers, Administrative Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund without the requirement to satisfy any conditions set forth in Section 9.  In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then Outstanding LC Obligations, each Lender hereby agrees to pay to Administrative Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage, and until so paid, such amount shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions.  The obligation of the Borrowers to pay all LC Obligations shall be absolute and unconditional irrespective of any claim, setoff, defense or other right that Borrowers may have against the

Administrative Agent or any other Person; provided that nothing contained herein shall limit Borrower’s rights that arise under the applicable letter of credit application and related documents executed by and between the relevant Borrower and the applicable letter of credit issuer, and hereunder.  Immediately upon the issuance of a Letter of Credit under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage.

1.3                                 Term Loan.

1.3.1                                                Term Loan.  Each Lender, severally and not jointly, agrees to make a term loan (collectively, the “Term Loan”) to Borrowers on the Closing Date, in the aggregate principal amount of such Lender’s Term Loan Commitment, which shall be repayable in accordance with the terms hereof and of the Term Loan Notes and shall be secured by all of the Collateral.  The proceeds of the Term Loan shall be used solely for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.

SECTION 2.  INTEREST, FEES AND CHARGES

2.1                                 Interest.

2.1.1                                                Rates of Interest.  Interest shall accrue on the principal amount of the Base Rate Revolving Portions and the Base Rate Term Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate.  Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.  If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in subsection 3.1, interest shall accrue on the principal amount of the LIBOR Revolving Portions and the LIBOR Term Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

2.1.2                                                Default Rate of Interest.  At the option of Administrative Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof upon notice to Borrower Representative, all of the Obligations shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”); provided, that (i) the Default Rate of interest shall apply to all of the Obligations automatically without notice to Borrower Representative or any other Person and without further action by any Person upon the occurrence of an Event of Default as described in subsection 10.1.6 and (ii) in the event no applicable interest rate is otherwise expressly stated herein with respect to any such Obligation, the Default Rate in respect thereof shall be the sum of the Base Rate, plus the Applicable Margin then in effect for Base Rate Portions, plus 2.0%.

2.1.3                                                Maximum Interest.  In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”).  If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.  If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

2.2                                 Computation of Interest and Fees.  Interest, Letter of Credit fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days, provided that interest on Base Rate Revolving Portions and Base Rate Term Portions bearing interest based on the Prime Rate shall be computed on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

2.3                                 Fee Letter.  Borrowers shall pay to Administrative Agent and the Co-Lead Arrangers certain fees and other amounts in accordance with the terms of the fee letter among Borrowers, Administrative Agent and Syndication Agent, dated June 10, 2004, as amended, restated or otherwise modified from time to time (the “Fee Letter”).

2.4                                 Letter of Credit Fees.  Borrowers shall pay to Administrative Agent:

(i)                                     for all Letters of Credit, for the ratable benefit of Lenders a per annum fee equal to (x) the Applicable Margin then in effect for LIBOR Revolving Portions multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement or (y) at any time the Default Rate is applicable to the Obligations, the Default Rate multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason;

(ii)                                  with respect to all Letters of Credit, for the account of Administrative Agent only, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fronting fees shall be payable monthly in arrears on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

(iii)                               for all Letters of Credit, for the account of the issuer of any Letter of Credit, the reasonable and customary issuance, presentation, amendment, renewal and other processing fees, and other standard costs and charges of such issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.5                                 Unused Line Fee.  Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Applicable Margin for the Unused Line Fee multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount plus (iii) the Outstanding LC Obligations; provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Administrative Agent.  The Unused Line Fee shall be payable monthly in arrears on the first day of each month commencing on September 1, 2004 and on the last day of the Term.

2.6                                 Audit Fees.  Borrowers shall pay to Administrative Agent audit fees in accordance with Administrative Agent’s current schedule of fees in effect from time to time in connection with Audits and such other matters as Administrative Agent shall deem appropriate in its reasonable judgment, plus all reasonable out-of-pocket expenses incurred by Administrative Agent in connection with such Audits (including, without limitation, a $850 per day per field examiner charge); provided, that so long as no Event of Default has occurred and is continuing and Availability is equal to or greater than the Required Minimum Availability, Borrowers shall not be liable for such Audit fees incurred in connection with more than two (2) such Audits during any fiscal year, whether such Audits are conducted by employees of Administrative Agent or by third parties hired by Administrative Agent (it being understood and agreed that Borrowers shall bear all fees, costs and expenses of Audits conducted when an Event of Default has occurred and is continuing or at any time after Availability fails to equal at least the Required Minimum Availability until Availability has subsequently exceeded $42,500,000 for each day during a period of 30 consecutive days).  Such Audit fees and out-of-pocket expenses shall be payable within 10 days after Borrower Representative’s receipt from Administrative Agent of an invoice therefor.  Administrative Agent may, in its sole discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor.

2.7                                 Reimbursement of Expenses.  If, at any time or times regardless of whether or not an Event of Default then exists, (i) Administrative Agent or the Co-Lead Arrangers incur reasonable legal or accounting expenses or any other reasonable costs or out-of-pocket expenses in connection with the negotiation and preparation of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith); or (ii)

Administrative Agent incurs reasonable legal or accounting expenses or any other reasonable costs or out-of-pocket expenses in connection with any (1) amendment of or modification of this Agreement or any of the other Loan Documents, the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (2) any attempt to inspect or verify the Collateral; or (iii) Administrative Agent incurs legal or accounting expenses or other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s or any of its Subsidiaries’ affairs; (2) any attempt to enforce any rights of Administrative Agent or any Lender against any Borrower or any other Person which may be obligated to Administrative Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses and other costs and out-of-pocket expenses of Administrative Agent or the Co-Lead Arrangers (as applicable) shall be charged to Borrowers; provided, that Borrowers shall not be responsible for any such legal and accounting and other costs and out-of-pocket expenses (x) to the extent incurred because of the gross negligence or willful misconduct of Administrative Agent or such Co-Lead Arrangers (as applicable) as determined by a final non-appealable (or the time to appeal for which has run) judgment of a court of competent jurisdiction or (y) to the extent such costs and expenses result from a claim brought by any Borrower against Administrative Agent or such Joint Lead Arranger (as applicable) for breach in bad faith of such Person’s obligations hereunder, if such Borrower has obtained a final non-appealable (or the time to appeal for which has run) judgment in its favor on such claim as determined by a court of competent jurisdiction.  All amounts chargeable to Borrowers under this subsection 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Administrative Agent or the applicable Co-Lead Arranger, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time.  Borrowers shall also reimburse Administrative Agent for expenses incurred by Administrative Agent in its administration of the Collateral to the extent and in the manner provided in subsections 2.8 and 2.9 hereof.

2.8                                 Bank Charges.  Borrowers shall pay to Administrative Agent, for the benefit of itself or the applicable Lenders, on demand, any and all reasonable fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Administrative Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any check or item of payment received or delivered to Administrative Agent or any Lender on account of the Obligations.

2.9                                 Collateral Protection Expenses; Appraisals.  All reasonable out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers.  All such expenses shall be payable upon demand, and if Borrowers fail to promptly pay any portion thereof when due, Administrative Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor, including by the making of Revolving Credit Loans to Borrowers in the amount thereof and entering such amount as a debit in the Loan Account.  Additionally, Borrowers shall bear the cost and expense of (i) the appraisals of the Rental Equipment Inventory required pursuant to subsection 8.1.1(ii) and (ii) if a Default or Event of Default shall have occurred and be continuing, appraisals from appraisers engaged by Administrative Agent from time to time  (who may be personnel of Administrative Agent), stating the then current fair market value of all or any portion of the real estate or personal property of any Borrower or any of its Subsidiaries, including without limitation the Inventory (but excluding the Rental Equipment Inventory) of any Borrower and its Subsidiaries.

2.10                           Payment of Charges.  All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the Default Rate.

2.11                           No Deductions.

2.11.1                                          Any and all payments or reimbursements made hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following:  (x) taxes imposed on or measured by the net income of Administrative Agent or any Lender or franchise taxes by the United States or by the jurisdiction under the laws of which Administrative Agent or any Lender is organized or doing business or any political subdivision thereof and (y) taxes imposed on or measured by its net income by the jurisdiction of Administrative Agent’s or such Lender’s applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”).  If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable or reimbursable hereunder or under any other Loan Document to Administrative Agent or any Lender, then (x) the sum so payable or reimbursable shall be increased as may be necessary so that, after all required deductions are made, Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) such Borrower shall deliver to Administrative Agent evidence of such payment.

2.11.2                                          In addition each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

2.11.3                                          Borrowers shall jointly and severally indemnify Administrative Agent and each Lender for the amount of Tax Liabilities and Other Taxes (including any Tax Liabilities or Other Taxes imposed by any jurisdiction on amounts payable under this subsection 2.11) paid by Administrative Agent or such Lender (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Tax Liabilities or Other Taxes were correctly or legally asserted.  This indemnification payment shall be made within 30 days from the date Administrative Agent or such Lender (as the case may be) makes written demand therefor.

2.11.4                                          Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or political subdivision thereof agrees (i) to furnish to Administrative Agent and Borrowers (x) either IRS Form W-8BEN or IRS Form W-8ECI, in each case certifying such Lender’s entitlement to a complete exemption from, or a reduced rate of, United States federal withholding tax on all payments made hereunder or under any other Loan Document, (y) to the extent that such Lender does not act or ceases to act for its own account with respect to any portion of any amounts paid or payable to such Lender hereunder or under any other Loan Document, IRS Form W-8IMY together with any information such Lender chooses to transmit with such form, and any other certificate or statement required under applicable United States laws and regulations, to establish that such Lender is not acting for its own account with respect to a portion of any such amounts paid or payable to such Lender or (z) any other form, certificate or document prescribed by the IRS certifying as to such Lender’s entitlement to complete exemption from, or a reduced rate of, United States federal withholding tax on all payments made hereunder or under any other Loan Document, (ii) to provide to Administrative Agent and Borrowers new forms upon the obsolescence of any previously delivered forms and comparable statements in accordance with applicable United States laws and regulations and amendments, duly executed and completed by such Lender, and (iii) to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption or reduction in withholding tax rate.  Notwithstanding any other provision of this subsection 2.11.4, no Lender that is organized under the laws of any jurisdiction other than the United States or any state or political subdivision thereof shall be required to deliver after the date such Lender became a party to this Agreement any form, certificate, document or statement pursuant to this subsection 2.11.4 that such Lender is not legally entitled to deliver.

2.11.5                                          Notwithstanding anything to the contrary contained in subsection 2.11.1, (i) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Tax Liabilities imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is organized under the laws of any jurisdiction other than the United States or any state or political subdivision thereof to the extent that such Lender has not provided to such Borrower IRS forms that establish entitlement to a complete exemption from, or a reduced rate of, United States federal withholding tax (and each Borrower hereby agrees to give Administrative Agent prompt written notice in the event that it is required to so deduct or withhold) and (ii) Borrowers shall not be obligated pursuant to subsection 2.11.1 hereof to pay additional amounts to any Lender that is organized under the laws of any jurisdiction other than the United States or any state or political subdivision thereof in respect of Tax Liabilities imposed by the United States to the extent that (x) the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with the requirements of subsection 2.11.4 or (y) the obligation to pay such additional amounts does not result from a change in applicable laws (including applicable statutes, regulations, administrative interpretations, judicial decisions and treaties) occurring after the date on which such Lender became a party to this Agreement.

2.11.6                                          Within 30 days after the date of any payment of Tax Liabilities or Other Taxes, the relevant Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt (or any other form, certificate or document reasonably acceptable to Administrative Agent) evidencing payment thereof.

2.11.7                                          Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of Borrowers contained in this subsection 2.11 shall survive the termination of this Agreement and the payment in full of the Obligations.

2.11.8                                          If any Lender determines, in its sole discretion, that it has actually received a refund in respect of any Tax Liabilities with respect to which any Borrower has paid additional amounts to such Lender pursuant to subsection 2.11.1, such Lender shall promptly notify Administrative Agent and pay such refund over to the Borrower Representative (but only to the extent of additional amounts paid by the relevant Borrower under subsection 2.11.1 with respect to Tax Liabilities giving rise to such refund), on an after-tax basis, net of all expenses incurred by such Lender in connection with obtaining such refund and without interest; provided, that Borrower Representative, upon the request of such Lender, shall repay to such Lender the amount previously paid over to Borrower Representative (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such Lender is required to repay such refund to such taxing authority.  Nothing in this subsection 2.11.8 shall interfere with the right of any Lender to arrange its tax affairs in whatever manner it deems fit or require any Lender to disclose to Borrower Representative, any Borrower or any other Person any information or any computations relating to its tax affairs.

2.11.9                                          (a)   If Administrative Agent or any Lender claims reimbursement or compensation under this subsection 2.11, Administrative Agent shall determine the amount thereof and shall deliver to Borrower Representative (with, if applicable, a copy to the affected Lender) a statement setting forth in reasonable detail the amount payable to Administrative Agent or the affected Lender, and such statement shall be conclusive and binding on Borrowers in the absence of manifest error.  Failure or delay on the part of Administrative Agent or any Lender to demand compensation pursuant to this subsection 2.11 shall not constitute a waiver of Administrative Agent’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Administrative Agent or a Lender pursuant to this subsection 2.11 for any Tax Liabilities, Other Taxes or additional amounts incurred more than 180 days prior to the date that Administrative Agent or such Lender, as the case may be, notifies Borrower Representative of its intention to claim compensation under this subsection; provided further that, if the circumstances giving rise to such claim are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)         If a Lender claims any compensation pursuant to this subsection 2.11, then (a) such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any statement or document reasonably requested by Borrowers if the making of such designation or filing would avoid the need for, or reduce the amount of, any such amounts and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender and (b) at Borrowers’ request, Administrative Agent or an Eligible Assignee reasonably acceptable to Administrative Agent and Borrowers shall have the right (but not the obligation) to purchase from such Lender, and each such Lender shall, upon such request, sell and assign to Administrative Agent or such Eligible Assignee, all of such Lender’s outstanding Loan Commitments hereunder.  Such sale and assignment shall be consummated promptly after Administrative Agent has arranged for a purchase by Administrative Agent or an Eligible Assignee pursuant to an Assignment and Assumption Agreement, and at a price equal to the outstanding principal balance of such Lender’s Loans, plus accrued interest and fees, without premium or discount.

SECTION 3.  LOAN ADMINISTRATION

3.1                                 Manner of Borrowing Revolving Credit Loans/LIBOR Option.  Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

3.1.1                                                Loan Requests for Revolving Credit Loans.  A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner:  (a) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than (x) $500,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Revolving Portions and (y) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of LIBOR Revolving Portions, provided, that such minimum amounts shall not apply to any borrowing consisting of Swingline Loans as to which there shall be no minimum borrowing amount) and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date (or in accordance with subsections 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Revolving Portion), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (b) the becoming due of any amount required to be paid and not paid when due under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

3.1.2                                                Disbursement.  Borrowers hereby irrevocably authorize Administrative Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows:  (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Administrative Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(b) shall be disbursed by Administrative Agent by way of direct payment of the relevant interest or other Obligation.  If at any time any Loan is funded by Administrative Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Administrative Agent immediately upon the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Administrative Agent or any Lender.

3.1.3                                                Payment by Lenders.  (a) Administrative Agent shall give to each Lender prompt written notice by facsimile, electronic mail (including via Intralinks or a similar service), telex or cable of the receipt by Administrative Agent from Borrower Representative of any request for a Revolving Credit Loan.  Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage).  Each Lender shall, not later than 2:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Administrative Agent the amount of that Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan.  The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan.  Neither Administrative Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender.  The foregoing notwithstanding, Administrative Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender.  In such event, the Lender on behalf of whom Administrative Agent made the Revolving Credit Loan shall reimburse Administrative Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Administrative Agent in its sole discretion) basis.  On each such settlement date, Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder.  The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by

Administrative Agent on such Lender’s behalf until Administrative Agent is reimbursed by such Lender, shall be paid to Administrative Agent for its own account.

(b)                               If (i) any Lender fails to make available its Revolving Loan Percentage of any Revolving Credit Loan to be made on the applicable borrowing date or (ii) in the event that Administrative Agent has made such Revolving Loan Percentage available to Borrowers on behalf of such Lender and, such Lender fails to reimburse Administrative Agent as provided in paragraph (a) above (such Lender, a “Defaulting Lender”), Administrative Agent will notify Borrower Representative of such failure to fund and, upon demand by Administrative Agent, Borrowers shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Credit Loans comprising that particular borrowing.  Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent.  In its discretion, Administrative Agent may loan Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Any amounts so loaned to Borrowers shall bear interest at the rate applicable to Base Rate Revolving Portions and for all other purposes of this Agreement shall be treated as if they were Revolving Credit Loans, provided however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Revolving Loan Percentages, such Defaulting Lender shall be deemed not to be a “Lender”.  Until a Defaulting Lender cures its failure to fund its Revolving Loan Percentage of any borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee, (B) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Revolving Loan Percentages of such requested borrowing and shall be allocated among such performing Lenders ratably based upon their relative Loan Commitments and (C) if all of the conditions to such borrowing had been met by Borrowers and neither Administrative Agent nor any other Lender funds the Defaulting Lender’s Revolving Loan Percentage of such borrowing, the Unused Line Fee shall be calculated as if the Defaulting Lender’s Revolving Loan Percentage of such borrowing had been funded.  This subsection shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this subsection shall not be construed to increase or otherwise affect the Loan Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.

3.1.4                                                Authorization.  Borrowers hereby irrevocably authorize Administrative Agent, in Administrative Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Portion), a sum sufficient to pay all interest accrued and unpaid on the Obligations then due and to pay all fees, costs and expenses and other Obligations at any time due and payable by any Borrower to Administrative Agent or any Lender hereunder, provided that accrued interest on LIBOR Portions shall only be chargeable to the Loan Account on the applicable LIBOR Interest Payment Date and any other date on which a LIBOR Portion is prepaid.

3.1.5                                                Letter of Credit Requests.  A request for a Letter of Credit shall be made in the following manner:  Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent and Bank a written notice of its request for the issuance of a Letter of Credit, not later than 11:00 a.m. (Chicago, Illinois time), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit being requested (which shall be satisfactory to Administrative Agent and the Person being asked to issue such Letter of Credit); provided, that no such request may be made at a time when a Default or Event of Default has occurred and is continuing.  Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Administrative Agent and the Person being asked to issue the Letter of Credit, as well as any required resolutions.

3.1.6                                                Method of Making Requests.  As an accommodation to Borrowers, unless a Default or an Event of Default has occurred and is continuing, (i) Administrative Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Administrative Agent, (ii) Administrative Agent and Bank may, in their sole discretion, permit electronic transmittal of requests for Letters of Credit to them, and (iii) Administrative Agent may, in Administrative Agent’s sole discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent.  Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Administrative Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Administrative Agent nor Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Administrative Agent’s or Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Bank by any Borrower, and neither Administrative Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it.  Each telephonic request for a Revolving Credit Loan, Letter of Credit accepted by Administrative Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrowers to Administrative Agent and Bank, if applicable.

3.1.7                                                LIBOR Portions.  Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, in the event Borrowers desire to obtain a LIBOR Portion, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall give Administrative Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested borrowing date.  Each LIBOR Request shall be irrevocable and binding on Borrowers.  In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than ten (10) different Interest Periods.

3.1.8                                                Conversion of Base Rate Portions.  Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, Borrowers may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion.  If Borrowers desire to convert a Base Rate Portion, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall give Administrative Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested conversion date.  After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than ten (10) different Interest Periods.

3.1.9                                                Continuation of LIBOR Portions.  Provided that, as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, Borrowers may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration.  If Borrowers desire to continue a LIBOR Portion, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall give Administrative Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested continuation date.  After giving effect to any continuation of LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than ten (10) different Interest Periods.  If Borrower Representative shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

3.1.10                                          Inability to Make LIBOR Portions.  Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term “Lender” shall include the office or branch where such Lender or any Person then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, or if with respect to any Interest Period, Administrative Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Administrative Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, then, on notice thereof by such Lender or Administrative Agent (as applicable) to Borrower Representative (with a copy to Administrative Agent, if applicable), the obligation of Administrative Agent and Lenders to make or continue LIBOR Portions or convert Base Rate Portions to LIBOR Portions hereunder shall forthwith be suspended until such Lender or Administrative Agent notifies Borrower Representative (with a copy to Administrative Agent, if applicable) that such circumstances no longer exist and, Borrowers shall, if any affected LIBOR Portions are then outstanding, promptly upon request from Administrative Agent, convert such affected LIBOR Portions into Base Rate Portions.  Administrative Agent or the relevant Lender (as applicable) will endeavor to give Borrower Representative prompt notice of the cessation of the circumstance giving rise to the suspension of LIBOR availability, provided that the failure to give any such notice shall not result in any liability of Administrative Agent or any Lender hereunder or in the modification, alteration, impairment, or waiver of the rights of Administrative Agent or any Lender hereunder.

3.2                                 Payments.

3.2.1                                                Principal.

(i)                                     Revolving Credit Loans.  Principal on account of Revolving Credit Loans shall be payable by Borrowers to Administrative Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Administrative Agent or any Borrower of any proceeds of any of the Collateral pursuant to subsections 3.3.1, 6.2.4 and 6.2.5, to the extent of said proceeds, provided that (x) any such prepayment with the proceeds of any of the Property that is required to be applied to the Loans and Obligations in accordance with subclauses (i), (ii) or (iii) of subsection 3.3.1 shall result in a corresponding reduction of the Revolving Loan Commitments and (y) repayments of proceeds of Collateral (other than proceeds required to be applied pursuant to subclauses (i), (ii) or (iii) of subsection 3.3.1) pursuant to subsection 6.2.4 or 6.2.5 may be reborrowed subject to the other terms and conditions hereof; (ii) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement, the Revolving Loan Commitments and/or the acceleration of the Obligations pursuant to Section 4 hereof; provided, however, that, if at any time an Overadvance shall exist, Borrowers shall, on demand, repay the Overadvance.  If for any other reason the aggregate principal amount of all Revolving Credit Loans plus the unpaid balance of LC Obligations plus the sum of the LC Amount plus the amount of the Outstanding LC Obligations, plus reserves, exceeds the Borrowing Base, then Borrowers shall immediately repay such excess.  Each such payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Portions and then to LIBOR Revolving Portions.

(ii)                                  Term Loan.  Principal payable on account of the Term Loan shall be payable by Borrowers in twenty (20) quarterly installments.  Each of the first nineteen (19) installments of principal shall be in an amount equal to $500,000 and shall be payable on the first day of each quarter, commencing on September 30, 2004 and ending on June 30, 2009.  The final installment of principal shall be in the amount of $190,500,000 or otherwise in an amount equal to the then remaining principal balance of the Term Loans, and shall be payable on the last day of the Term.  Each such installment shall be payable to Administrative Agent for the account of the applicable Lender.  The Term Loans shall be payable in full on the last day of the Term.  Payments or prepayments of the Term Loans may not be reborrowed.

3.2.2                                                Interest.

(i)                                     Base Rate Portion.  Interest accrued on the Base Rate Portion shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations (or in consequence of which payment of the Obligations is automatically accelerated) or (3) termination of this Agreement pursuant to Section 4 hereof.

(ii)                                  LIBOR Portion.  Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations (or in consequence of which payment of the Obligations is automatically accelerated) or (2) termination of this Agreement pursuant to Section 4 hereof.

(iii)                               Default Interest.  Interest accrued on the Obligations at the Default Rate shall be due and payable on demand by Administrative Agent.

3.2.3                                                Costs, Fees and Charges.  Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Administrative Agent, as and when provided in Section 2 or Section 3 hereof, as applicable to Administrative Agent or a Lender, as applicable, or to any other Person designated by Administrative Agent or such Lender in writing.

3.2.4                                                Other Obligations.  The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Administrative Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or if not so provided, on demand.

3.2.5                                                Prepayment of/Failure to Borrow LIBOR Portions.  Borrowers may prepay a LIBOR Portion only upon three (3) Business Days’ prior written notice to Administrative Agent (which notice shall be irrevocable).  In the event of (i) the payment of any principal of any LIBOR Portion other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Portion on the date specified in any notice delivered pursuant hereto, then, in any such event (the events described in the foregoing clauses (i), (ii) and (iii), each a “Breakage Event”), Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, as determined by such Lender in a manner consistent with its customs and practices.  If any Lender claims compensation under this subsection 3.2.5, such Lender shall determine the amount thereof and shall deliver to Borrower Representative, within

30 days of the occurrence of the Breakage Event giving rise to a claim for compensation, a statement setting forth in reasonable detail the amount payable to such Lender, and such statement shall be conclusive and binding on Borrowers in the absence of manifest error.  Amounts payable pursuant to this subsection 3.2.5 shall be due and payable by Borrowers within 10 days of receipt of such statement from such Lender.

3.3                                 Mandatory and Optional Prepayments.

3.3.1                                                Proceeds of Sale, Loss, Destruction or Condemnation of Collateral.  Except with respect to sales or dispositions permitted by subsection 8.2.8 (unless subsection 8.2.8 specifically provides for a prepayment of the Loans and other Obligations), if any Borrower or any of its Subsidiaries sells any of the Property or if any Property of any Borrower or any of their Subsidiaries is lost or destroyed or taken by condemnation, Borrowers shall, unless otherwise agreed by Majority Lenders, pay to Administrative Agent for the ratable benefit of Lenders as and when received by any Borrower or such Subsidiary and as a mandatory prepayment of the Loans and other Obligations, as herein provided, a sum equal to 100% of the Net Cash Proceeds received by such Borrower or such Subsidiary from such sale, loss, destruction or condemnation to be applied first to any payments or prepayments required, pursuant to subsection 3.2.1(i),  with respect to any Overadvance or other situation in which the aggregate principal amount of all Revolving Credit Loans plus the unpaid balance of LC Obligations plus the sum of the LC Amount plus the amount of the Outstanding LC Obligations, plus reserves, exceeds the Borrowing Base, accompanied by a permanent reduction of the Revolving Loan Commitments (such reduction to be on a dollar-for-dollar basis with the amount of such repayment and to be ratable among the Lenders), and thereafter to the Loans and other Obligations as follows:

(i)                                     except as provided in clauses (ii) and (iii) below, the applicable prepayment shall be applied first to the installments of principal payable under the Term Loans, in the inverse order of maturity (beginning with the payment due on the last day of the Term) and ratably amongst the Lenders until paid in full, second to repay outstanding principal of Revolving Credit Loans until paid in full, in each case accompanied by a permanent reduction of the Revolving Loan Commitments (such reduction to be on a dollar-for-dollar basis with the amount of such repayment and to be ratable among the Lenders), and third, to cash collateralize outstanding Letters of Credit;

(ii)                                  notwithstanding clause (i), if any Collateral consisting of all or part of the assets or business constituting the Studio and Hoist business units of Borrowers is sold, whether in a single transaction or a series of related transactions, and Borrower Representative shall have given Administrative Agent written notice prior to the consummation of such sale of Borrowers’ intention to use the Net Cash Proceeds thereof to reinvest in the business of Borrowers and their Subsidiaries (other than Foreign Subsidiaries) through the purchase of assets used or useful in the business of Borrowers and their Subsidiaries (other than Foreign Subsidiaries), then such Net Cash Proceeds shall be provisionally applied to reduce the outstanding principal balance of the

Revolving Credit Loans until paid in full and thereafter to cash collateralize Letters of Credit pending such reinvestment; provided, that if (1) any Default or Event of Default shall have occurred and be continuing on the date such Net Cash Proceeds are received by the applicable Borrower or its Subsidiary, (2) the conditions to borrowing set forth in subsection 9.2 can not be satisfied on the date Borrowers elect to reinvest such Net Cash Proceeds or (3) the applicable Borrower or its Subsidiary shall have failed to complete such reinvestment within 180 days after consummation of the sale of the applicable business unit, then such portion of the Net Cash Proceeds as has not been reinvested at such time shall be paid to Administrative Agent to be applied to the Loans and other Obligations as provided in clause (i) of this subsection 3.3.1 until payment thereof in full;

(iii)                               notwithstanding the foregoing clause (i), if the Net Cash Proceeds with respect to any loss or destruction of Nonrental Equipment or real Property (A) are less than $5,000,000, unless an Event of Default has occurred and is continuing on the date such Net Cash Proceeds are received by the applicable Borrower or its Subsidiary or the conditions to borrowing set forth in subsection 9.2 cannot be satisfied on the date such Net Cash Proceeds are to be remitted to Borrowers, Administrative Agent shall remit such Net Cash Proceeds to Borrowers for use in replacing or repairing the damaged Collateral or purchasing assets used or useful in the business of Borrowers and their Subsidiaries (other than Foreign Subsidiaries) or (B) are equal to or greater than $5,000,000 and Borrowers have requested that Administrative Agent agree to permit Borrowers or the applicable Subsidiary to repair or replace the damaged Collateral or to purchase assets used or useful in the business of Borrowers and their Subsidiaries (other than Foreign Subsidiaries), such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans until the earlier of Administrative Agent’s decision with respect thereto (provided, that if such proceeds exceed $10,000,000, the consent of the Majority Lenders shall be required) or the expiration of 180 days from such request.  If Administrative Agent (or Majority Lenders, as applicable) agrees, in its (or their) reasonable judgment, to permit such repair, replacement or purchase, such amount shall, unless an Event of Default has occurred and is continuing or the other conditions set forth in subsection 9.2 can no longer be satisfied, be remitted to Borrowers for use in replacing or repairing the damaged Collateral or to purchase assets used or useful in the business of Borrowers; if Administrative Agent (or Majority Lenders, as applicable) declines to permit such repair, replacement or purchase or does not respond to Borrowers within such 180 day period, such amount shall be applied to the Loans and other Obligations in the manner specified in clause (i) of this subsection 3.3.1 until payment thereof in full.

3.3.2                                                Proceeds from Issuance of Additional Indebtedness or Equity.  If any Borrower issues any additional Indebtedness (other than Permitted Indebtedness) or issues any additional equity (other than any issuance of Securities permitted by clauses (i), (ii), (iii) or (iv) of subsection 8.2.9), Borrowers shall pay to Administrative Agent for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the Net Cash Proceeds to such Borrower of the issuance of such Indebtedness or equity.  Any such prepayment shall be applied first to the installments of principal payable under the Term Loans, in the inverse order of maturity (beginning with the payment due on the last day of the Term) and ratably amongst the Lenders until paid in full, second to repay outstanding principal of Revolving Credit Loans until paid in full, in each case accompanied by a permanent reduction of the Revolving Loan Commitments (such reduction to be on a dollar-for-dollar basis with the amount of such repayment and to be ratable among the Lenders), and third, to cash collateralize outstanding Letters of Credit.

3.3.3                                                Dominion Event.  After the occurrence and during the continuance of a Dominion Event, if on any Business Day (x) the closing balance of cash and cash equivalents on deposit in bank accounts (including Collection Accounts and Dominion Accounts) plus (y) investments in money market funds and Securities Accounts whose assets are substantially comprised of securities that consist of cash equivalents of Borrowers and their Subsidiaries exceeds $1,000,000 in the aggregate, Borrowers shall prepay the Revolving Credit Loans (and, to the extent the Revolving Credit Loans are paid in full, cash collateralize outstanding letters of credit), in the amount of such excess no later than the close of business on such Business Day; provided that such prepayments shall not permanently reduce the Revolving Loan Commitments.

3.3.4                                                Excess Cash Flow Recapture. Borrowers shall prepay the Loans in an amount equal to fifty percent (50%) of Excess Cash Flow with respect to the period commencing July 1, 2004, and ending December 31, 2005, and for each fiscal year of Borrowers thereafter during the Term hereof, such prepayments to be based upon the annual financial statements required by subsection 8.1.3(ii)(A) hereof and to be made no later than the earlier of (x) 100 days after the end of each such period and (y) 10 days following the date on which annual audited financial statements are required to be delivered pursuant to subsection 8.1.3(ii)(A), and each such prepayment shall be applied first to the  installments of principal payable under the Term Loans, in the inverse order of maturity (beginning with the payment due on the last day of the Term) and ratably amongst the Lenders until paid in full, second to repay outstanding principal of Revolving Credit Loans until paid in full (with a corresponding reduction in Revolving Loan Commitments) and third, to cash collateralize outstanding Letters of Credit; provided, (1) if, during the 30 day period immediately preceding such payment, average Available Liquidity is less than $50,000,000, or if, on the date such prepayment is due, Available Liquidity is less than $50,000,000 before giving effect to such prepayment, then Borrowers shall not be required to make such prepayment, (2) if on the date such prepayment is due, such prepayment would result in Available Liquidity being less than $50,000,000 (or result in the average Available Liquidity for the immediately preceding 30 day period being less than $50,000,000), then Borrowers shall not be required to make such prepayment to the extent such prepayment would result in Available Liquidity being less than $50,000,000 (or result in the average Available Liquidity for the immediately preceding 30 day period being less than $50,000,000), and (3) if on the date such prepayment is due (or, if such mandatory prepayment is made on an earlier date, the date of such prepayment) the Borrowers are permitted to make a mandatory prepayment of the Second Lien Debt in accordance with subsection 8.2.6(iii)(1), then Borrowers shall make such mandatory prepayment pursuant to the Second Lien Debt Loan Agreement and, to the extent that such payment is made, no prepayment under this subsection 3.3.4 shall be required.

3.3.5                                                Optional Prepayments.  Borrowers may, at their option from time to time upon not less than 1 Business Days’ prior written notice to Administrative Agent, prepay the Revolving Loans or installments of the Term Notes, provided that the amount of any such prepayment is at least $500,000 and in integral multiples of $100,000 above $500,000, and that such prepayments are made ratably amongst Lenders with respect to all Revolving Notes or Term Notes (as applicable).  Each such prepayment of Term Loans shall be applied to the installments of principal due under the Term Notes in the inverse order of maturity.  Except for charges under subsection 3.2.5 applicable to prepayments of LIBOR Term Portions, such prepayments shall be without premium or penalty.

3.3.6                                                Optional Reductions of Revolving Loan Commitments.  Borrowers may, at their option from time to time upon not less than 5 Business Days’ prior written notice to Administrative Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that (i) each such partial reduction shall be in a minimum amount of $1,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) unless this Agreement and the Commitments hereunder have been terminated in accordance with subsection 4.2.2, the aggregate of all optional reductions to the Revolving Loan Commitments may not exceed $10,000,000 during any 12 month period or $30,000,000 during the Term.  Except for charges under subsection 3.2.5 applicable to prepayments of LIBOR Revolving Portions, such prepayments shall be without premium or penalty.

3.3.7                                                Mandatory Reductions of Revolving Loan Commitments.  The Revolving Loan Commitments shall be reduced ratably among the Lenders in connection with mandatory prepayments of the Revolving Credit Loans to the extent provided in the applicable prepayment provision in Section 3.

3.4                                 Application of Payments and Collections.

3.4.1                                                Collections.  All items of payment received by Administrative Agent by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day.  All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day.  If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 3.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default then exists.  Administrative Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

3.4.2                                                Apportionment, Application and Reversal of Payments.  Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender).  All payments shall be remitted to Administrative Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts and Inventory, or, except as provided in subsection 3.3.1, other Collateral received by Administrative Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Administrative Agent or Lenders from Borrowers; second, to pay interest due from Borrowers in respect of all Loans, including Swingline Loans and Administrative Agent Loans; third, to pay or prepay principal of Swingline Loans and Administrative Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Swingline Loans and Administrative Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Administrative Agent equal to all outstanding Obligations in respect of Letters of Credit to be held as cash Collateral for such Obligations; sixth, to pay or prepay principal of the Term Loan; seventh, to the payment of any other Obligation (other than amounts related to Product Obligations) due to Administrative Agent or any Lender by Borrowers; and eighth, to pay any fees, indemnities or expense reimbursements related to, or other amounts due to Administrative Agent and any Lender or Affiliate of any such Lender under or in connection with, Product Obligations.  After the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Administrative Agent or its agent against the Obligations, in such manner as Administrative Agent may deem advisable, notwithstanding any entry by Administrative Agent or any Lender upon any of its books and records, provided that such application or reapplication shall be consistent with the terms of this subsection 3.4.2.

3.5                                 All Loans and Letters of Credit to Constitute One Obligation.  The Loans and Letters of Credit shall constitute one general Obligation of Borrowers, and shall be secured by Administrative Agent’s Lien upon all of the Collateral.

3.6                                 Loan Account.  Administrative Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Administrative Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers pursuant to this Agreement or any other Loan Document.

3.7                                 Statements of Account.  Administrative Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Administrative Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Administrative Agent is notified by Borrowers in writing to the contrary within 45 days of the date each accounting is received by Borrowers.  Such notice shall only be deemed an objection to those items specifically objected to therein.

3.8                                 Increased Costs.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

(i)                                     (1)  subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2)  change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

(ii)                                  impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by (including, without limitation, any letter of credit), or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii)                               impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender’s capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon written demand therefor, not later than thirty (30) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR.  An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and deliver to Borrower Representative a written statement setting forth the amount of such additional cost or reduced amount, including an explanation of such additional cost or reduction.  Such written statement shall be conclusive absent demonstrable error.  Failure or delay on the part of any Lender to demand compensation pursuant to this subsection 3.8 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this subsection 3.8 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower Representative of its intention to claim compensation under this subsection; provided, further that, if the circumstances giving rise to such claim are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If a Lender claims any additional cost or reduced amount pursuant to this subsection 3.8, then (a) such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any statement or document reasonably requested by Borrowers if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender and (b) at Borrowers’ request, Administrative Agent or an Eligible Assignee reasonably acceptable to Administrative Agent and Borrowers shall have the right (but not the obligation) to purchase from such Lender, and each such Lender shall, upon such request, sell and assign to Administrative Agent or such Eligible Assignee, all of such Lender’s outstanding Loan Commitments hereunder.  Such sale and assignment shall be consummated promptly after Administrative Agent has arranged for a purchase by Administrative Agent or an Eligible Assignee pursuant to an Assignment and Assumption Agreement, and at a price equal to the outstanding principal balance of such Lender’s Loans, plus accrued interest and fees, without premium or discount.

3.9                                 Basis for Determining Interest Rate Inadequate.  In the event that Administrative Agent or any Lender shall have determined that:

(i)                                     reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

(ii)                                  Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; then

Administrative Agent or such Lender shall give Borrower Representative prompt written, telephonic or electronic notice of the determination of such effect.  If such notice is given and until Administrative Agent or such Lender shall notify Borrower Representative that the circumstance giving rise to such notice no longer exists, (i) any such requested LIBOR Portion shall be made as a Base Rate Portion, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Administrative Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days’ prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, and (ii) any Base Rate Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as or converted into a Base Rate Portion, or, if Borrowers shall notify Administrative Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Portion.  Administrative Agent or the relevant Lender (as applicable) will endeavor to give Borrower Representative prompt notice of the cessation of the circumstances giving rise to the suspension of LIBOR availability, provided that the failure to give any such notice shall not result in any liability of Administrative Agent or any Lender hereunder or in the modification, alteration, impairment, or waiver of the rights of Administrative Agent or any Lender hereunder.

3.10                           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it (other than any payment (x) pursuant to subsection 2.11 or subsection 3.8, (y) in connection with an assignment of its interest hereunder pursuant to subsection 11.9 or (z) in connection with any amendment or waiver as contemplated by the last sentence of subsection 11.10) in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this subsection 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.  Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this subsection 3.10 shall be made through Administrative Agent.

SECTION 4.  TERM AND TERMINATION

4.1                                 Term of Agreement.  Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of 5 years from the date hereof, through and including August 17, 2009 (the “Term”), unless terminated as provided in subsection 4.2 hereof.

4.2                                 Termination.

4.2.1                                                Termination by Lenders.  Administrative Agent may, and at the direction of Majority Lenders shall, terminate the Revolving Loan Commitments and/or accelerate the Obligations, all without notice upon or after the occurrence and during the continuance of an Event of Default in accordance with subsection 10.2.

4.2.2                                                Termination by Borrowers.  Upon at least 30 days prior written notice to Administrative Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid to Administrative Agent’s satisfaction all of the Obligations (other than unasserted contingent indemnification obligations and other than Product Obligations that are not then due and payable, whether by acceleration, termination or otherwise), in immediately available funds, all Letters of Credit have expired or been cancelled and returned to Administrative Agent or have been cash collateralized in a manner satisfactory to Administrative Agent and Borrowers have complied with subsection 3.2.5.  Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice (provided that a notice of a refinancing of the entirety of the Loans delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the effective date) if such condition is not satisfied).  Borrowers may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.

4.2.3                                                Effect of Termination.  All of the Obligations (other than  unasserted contingent indemnification obligations and other than Product Obligations that are not then due and payable, whether by acceleration, termination or otherwise) shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and the payment in full of the Obligations, and Administrative Agent shall retain its Liens in the Collateral and Administrative Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than  unasserted contingent indemnification obligations and other than Product Obligations that are not then due and payable, whether by acceleration, termination or otherwise) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under subsection 3.2.5 resulting from such termination.  Notwithstanding the foregoing or the payment in full of the Obligations, Administrative Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Administrative Agent or any Lender may incur as a result of dishonored checks or other items of payment received by Administrative Agent from any Borrower or any Account

Debtor and applied to the Obligations, Administrative Agent shall, at its option, (i) have received a written agreement reasonably satisfactory to Administrative Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Administrative Agent or such Lender (as applicable) from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Administrative Agent or such Lender (as applicable), in its reasonable discretion, may deem necessary to protect Administrative Agent or such Lender (as applicable) from any such loss or damage.

SECTION 5.  SECURITY INTERESTS

5.1                                 Security Interest in Collateral.  To secure the prompt payment and performance to Administrative Agent, each Lender and each Bank Product Provider of the Obligations, each Borrower hereby grants to Administrative Agent for the benefit of itself, each Lender, and each Bank Product Provider a continuing Lien upon all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)                                     Accounts;

(ii)                                  Certificated Securities;

(iii)                               Chattel Paper;

(iv)                              Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v)                                 Deposit Accounts;

(vi)                              Documents;

(vii)                           Equipment;

(viii)                        Financial Assets;

(ix)                                Fixtures;

(x)                                   General Intangibles, including Payment Intangibles and Software;

(xi)                                Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xii)                             Instruments;

(xiii)                          Intellectual Property;

(xiv)                         Inventory;

(xv)                            Investment Property;

(xvi)                         Money

(xvii)                      Letter-of-Credit Rights;

(xviii)                   Payment Intangibles;

(xix)                           Security Entitlements;

(xx)                              Software;

(xxi)                           Supporting Obligations;

(xxii)                        Uncertificated Securities; and

(xxiii)                     To the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided, however, that in no event shall Collateral include Investment Property or General Intangibles consisting of equity securities of an issuer that is a Subsidiary of a Borrower organized under the laws of a jurisdiction other than the United States or a state thereof (a “Foreign Subsidiary”) in excess of 65% of the total combined voting power of all equity securities of such Foreign Subsidiary; provided, further, that Collateral shall not include any lease, license or permit if, to the extent that and for as long as (a) the grant of a security interest therein constitutes or would result in the termination of, breach of or a default under the lease, instrument or agreement by which such lease, license or permit is governed and (b) such termination, breach or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9 408 or 9-409 of the UCC, provided, that (1)  such lease, license or permit will be excluded from the Collateral only to the extent and for as long as the conditions set forth in the foregoing clauses (a) and (b) are and remain satisfied and to the extent such assets otherwise constitute Collateral, will cease to be excluded, and will become subject to the Liens hereunder, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable lease, instrument or agreement, and (2) the proceeds of any sale, lease or other disposition of any such lease, license or permit shall not be excluded from the Collateral and shall at all times be and remain subject to the Liens hereunder.

5.2                                 Other Collateral.

5.2.1                                                Commercial Tort Claims.  Borrowers shall promptly notify Administrative Agent in writing upon any Borrower obtaining knowledge that it has incurred or otherwise obtained a Commercial Tort Claim after the Closing Date against any third party and, upon request of Administrative Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Administrative Agent to grant to Administrative Agent a security interest in any such Commercial Tort Claim.  Borrowers represent and warrant that as of the date of this Agreement, to their knowledge, no Credit Party possesses any Commercial Tort Claims.

5.2.2                                                Motor Vehicles.  Upon the acquisition after Closing Date by any Borrower of any Motor Vehicle, Borrowers shall promptly notify Administrative Agent of such acquisition in writing, setting forth a description of the Motor Vehicle acquired and a good faith estimate of the current value of such Motor Vehicle.  In addition, Borrowers shall (a) cause all Motor Vehicles, now owned or hereafter acquired by any Borrower, which under applicable law are required to be registered, to be properly registered in the name of such Borrower, (b) cause all Motor Vehicles, now owned or hereafter acquired by any Borrower, to be properly titled in the name of such Borrower and (c) cause Administrative Agent’s Lien in such Motor Vehicles to be a first priority perfected security interest by noting Administrative Agent’s Lien on such certificates or through any other security arrangement acceptable to Administrative Agent in its sole discretion, and deliver to Administrative Agent evidence of their compliance with the foregoing provisions of this subsection 5.2.2, including, without limitation, if requested by Administrative Agent, originals of all such certificates of title or ownership for such Motor Vehicles.  Notwithstanding the foregoing, Borrowers shall have until the date that is 180 days after the Closing Date (as such date may be extended by Administrative Agent in its sole discretion up to 270 days after the Closing Date) to complete the actions in the foregoing clause (c) with respect to Motor Vehicles owned by any Borrower as of the Closing Date.  Any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each Motor Vehicle covered thereby.

5.2.3                                                Other Collateral.  Borrowers shall (i) notify Administrative Agent in writing promptly upon (or in the case of Deposit Accounts, prior to) acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and (ii) except with regard to Excluded Deposit Accounts (unless otherwise requested by the Administrative Agent), promptly execute such other documents, and do such other acts or things necessary to perfect the Lien of the Administrative Agent by control (within the meaning of the UCC) with respect to such Collateral; promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and will promptly execute such other documents, and do such other acts or things necessary to perfect the Lien of the Administrative Agent by possession (within the meaning of Section 9-313 of the UCC) of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Administrative Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Administrative Agent.

5.3                                 Lien Perfection; Further Assurances.  Borrowers shall execute such instruments, assignments or documents as are necessary to perfect Administrative Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Administrative Agent’s Lien upon the Collateral and shall take such other actions as may be reasonably requested by the Administrative Agent to ensure the priority of such Lien.  Each Borrower hereby authorizes Administrative Agent to file, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in subsection 5.1, on such Borrower’s behalf.  Each Borrower also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof  In addition, each Borrower hereby appoints Administrative Agent as its attorney-in-fact, effective the date hereof and terminating upon  the termination of this Agreement, for the purpose of (A) executing on behalf of such Borrower title or ownership applications for filing with appropriate state agencies to enable Motor Vehicles now owned or hereafter acquired by such Borrower to be re-titled and Administrative Agent listed as lienholder thereof, and (B) filing such applications with such state agencies.  This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the date on which all of the Obligations have been paid in full in cash.  At Administrative Agent’s request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Administrative Agent any and all documents, instruments and agreements deemed necessary by Administrative Agent, to give effect to or carry out the terms or intent of the Loan Documents.

5.4                                 Lien on Realty.  The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all owned real Property of Borrowers described therein.  If any Borrower shall acquire at any time or times hereafter any fee simple interest or leasehold in other real Property (other than leasehold interests in sales offices or warehouses), such Borrower agrees promptly to execute and deliver to Administrative Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Administrative Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property.  The Mortgages and each New Mortgage shall be duly recorded (at Borrowers’ expense) in each office where such recording is required to constitute a valid Lien on the owned real Property covered thereby.  In respect to any Mortgage or any New Mortgage, Borrowers shall deliver to Administrative Agent, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Administrative Agent, which policies shall be in form and substance reasonably satisfactory to Administrative Agent and shall insure a valid Lien in favor of Administrative Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Administrative Agent and its counsel.  Borrowers shall also deliver to Administrative Agent Phase I Environmental Site

Assessments by a consultant satisfactory to Administrative Agent reasonably necessary to determine compliance with or liabilities under Environmental Laws of the Property subject to such New Mortgage and such other usual and customary documents, including, without limitation, ALTA Surveys of the real Property described in the Mortgages or any New Mortgage, as Administrative Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages or the New Mortgages.

SECTION 6.  COLLATERAL ADMINISTRATION

6.1                                 General.

6.1.1                                                Location of Collateral.  All Collateral, other than (a) Inventory being leased or rented to third parties by Borrowers in the ordinary course of business, (b) Inventory in transit, (c) Inventory in the possession of a third party for the purpose of repair or maintenance and (d) Motor Vehicles, will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers from time to time pursuant to subsection 7.2 and if such locations are locations of third parties, such Exhibit so indicates.

6.1.2                                                Insurance of Collateral.  Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrowers and each of their Subsidiaries, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts as is customary for companies similarly situated and with the insurance companies used by Borrowers on the Closing Date or such other insurance companies as are reasonably satisfactory to Administrative Agent.  Borrowers shall deliver certified copies of such policies to Administrative Agent as promptly as practicable, with reasonably satisfactory lender’s loss payable endorsements, naming Administrative Agent and Lenders as loss payees, assignees or additional insureds, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are reasonably satisfactory to Administrative Agent.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days’ prior written notice to Administrative Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Administrative Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  Borrowers agree to deliver to Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.  All proceeds of business interruption insurance (if any) of Borrowers and their Subsidiaries shall be remitted to Administrative Agent for application to the outstanding balance of the Revolving Credit Loans.

Unless Borrowers provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense to protect Administrative Agent’s interests in the Properties of

Borrowers and their Subsidiaries.  This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries.  The coverage that Administrative Agent purchases may not pay any claim that any Borrower or any Subsidiary makes or any claim that is made against any Borrower or any such Subsidiary in connection with said Property.  Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance, Borrowers will be responsible for the reasonable costs of that insurance, including interest and any other charges Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.

6.1.3                                                Protection of Collateral.  Neither Administrative Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at Borrowers’ sole risk.

6.2                                 Administration of Accounts.

6.2.1                                                Records, Schedules and Assignments of Accounts.  Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon and shall submit to Administrative Agent on such periodic basis as Administrative Agent shall reasonably request a sales and collections report for the preceding period, in form reasonably acceptable to Administrative Agent.  Concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as reasonably requested by Administrative Agent, from and after the date hereof, Borrowers shall deliver to Administrative Agent a detailed aged trial balance of all of its Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and upon Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Administrative Agent shall request.  If requested by Administrative Agent, Borrowers shall execute and deliver to Administrative Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

6.2.2                                                Discounts, Allowances, Disputes.  If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Administrative Agent as part of the next required Schedule of Accounts.

6.2.3                                                Account Verification.  Any of Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise.  Borrowers shall cooperate with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

6.2.4                                                Maintenance of Dominion Account.  Each deposit account (other than Excluded Deposit Accounts, unless otherwise requested by the Administrative Agent) which receives any proceeds of Collateral shall be maintained by Borrowers pursuant to lockbox and blocked account arrangements acceptable to Administrative Agent (each such account, a “Collection Account” and collectively, the “Collection Accounts”) with Bank or such other banks as may be selected by Borrowers and be acceptable to Administrative Agent (each bank maintaining a Collection Account, a “Collection Bank” and collectively, the “Collection Banks”).  All such blocked account arrangements shall provide for “control” (within the meaning of the Uniform Commercial Code), and in the event a Dominion Event occurs and is continuing, sole dominion by Administrative Agent over all cash or other assets deposited into such accounts.  In addition, Borrowers shall maintain one or more Dominion Accounts.  Upon the occurrence of a Dominion Event, Administrative Agent shall be entitled to deliver notice to each Collection Bank  instructing such Collection Bank to comply only with the instructions of Administrative Agent relating to each Collection Account maintained by such Collection Bank and to transfer on a daily basis (or less frequently as Administrative Agent may specify) all funds collected in such Collection Account to the Dominion Accounts (each such notice, a “Dominion Notice”).  On or prior to the date hereof, Borrowers shall deliver to Administrative Agent a control agreement for each Collection Account maintained as of the Closing Date to provide for control and springing dominion by Administrative Agent over all assets deposited therein as described above, each such control agreement to be in form and substance acceptable to Administrative Agent.  After the occurrence and during the continuance of a Dominion Event, all funds deposited in any Collection Account and/or transferred to the Dominion Account shall immediately become the property of Administrative Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by each Collection Bank in favor of Administrative Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited.  Administrative Agent assumes no responsibility for lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.  If Administrative Agent has delivered a Dominion Notice to any Collection Bank and, at any time after the effective date of such Dominion Notice, Availability for each day during any three consecutive fiscal months of Holdings equals or exceeds $45,000,000, no Event of Default has occurred during such three consecutive fiscal month period and no Default shall have occurred and be continuing on the last day of such three month period, then Administrative Agent agrees to rescind such Dominion Notice.  Upon a subsequent occurrence of a Dominion Event, Administrative Agent’s rights under this subsection 6.2.4, including without limitation, its right to deliver Dominion Notices pursuant to this Section, shall be reinstated.

6.2.5                                                Collection of Accounts, Proceeds of Collateral.  Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or Collection Account established pursuant to subsection 6.2.4.  To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Administrative Agent.  All remittances received by any Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Administrative Agent’s property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Administrative Agent’s benefit and such Borrower shall immediately deposit same in kind to a Collection Account or, during the continuance of a Dominion Event, in the Dominion Account.  Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers’ Accounts have been assigned to Administrative Agent and to collect Borrowers’ Accounts directly in its own name, or in the name of Administrative Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.

6.2.6                                                Taxes.  If an Account includes a charge for any tax payable to any governmental taxing authority, Administrative Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on its books therefor and (ii) as to which the imposition of any Lien in respect thereof is stayed during the pendency of such proceedings.  In no event shall Administrative Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.

6.3                                 Administration of Inventory.  Borrowers shall keep records of their Inventory (including, without limitation, Rental Equipment Inventory) which records shall be accurate and complete in all material respects.  Borrowers’ records of all Rental Equipment Inventory shall be itemized and describe the kind, type, quality, quantity and book value of such Rental Equipment Inventory and shall list all dispositions made in accordance with subsection 8.2.8.  Borrowers shall furnish to Administrative Agent reports relating to Serialized Rental Equipment Inventory concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4 or more frequently as requested by Administrative Agent, which reports shall contain the foregoing information and will be in such other format and detail as Administrative Agent shall request and shall include a current list of all locations of Borrowers’ Serialized Rental Equipment Inventory.  Borrowers shall conduct regular physical inventories of its Serialized Rental Equipment Inventory and shall maintain the results of such physical inventories and provide to Administrative Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Administrative Agent shall reasonably request.  In addition, promptly after the request therefor, Borrowers shall deliver to Administrative Agent any and all evidence of ownership of their Serialized Rental Equipment Inventory.

6.4                                 Payment of Charges.  All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time.

SECTION 7.  REPRESENTATIONS AND WARRANTIES

7.1                                 General Representations and Warranties.  To induce Administrative Agent and each Lender to enter into this Agreement and to make advances and other extensions of credit hereunder, Borrowers warrant, represent and covenant to Administrative Agent and each Lender, on a joint and several basis, that:

7.1.1                                                Qualification.  Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  No Borrower or any Subsidiary is organized under the laws of more than one jurisdiction.  Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

7.1.2                                                Power and Authority.  Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party.  The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and do not and will not:  (i) require any consent or approval of the partners, shareholders or members (as applicable) of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of any Borrower; (ii) contravene any Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, other than any such violation as could not reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

7.1.3                                                Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents has been duly executed and delivered by each Borrower and each of its Subsidiaries party thereto and is a legal, valid and binding obligation of each such Borrower and each such Subsidiary, enforceable against it in accordance with its respective terms, except as enforcement may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

7.1.4                                                Capital Structure.  Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by the applicable Borrower, (ii) the name of each Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary of each Borrower and (iv) the number of authorized, issued and treasury Securities of each Borrower.  Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens.  All such Securities have been duly authorized and issued and are fully paid and non-assessable to the extent such concepts are applicable to such types of Securities.  There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower or any of its Subsidiaries.  Except as set forth on Exhibit 7.1.4, there are no outstanding agreements or instruments binding upon any of any Borrower’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

7.1.5                                                Names; Organization.  Neither any Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names within 5 years prior to the Closing Date,  except those listed on Exhibit 7.1.5 hereto.  Except as set forth on Exhibit 7.1.5, within the 5 years prior to the Closing Date, neither any Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person.  Each of each Borrower’s and each of its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5.  The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

7.1.6                                                Business Locations; Administrative Agent for Process.  Each of each Borrower’s and each of its Subsidiaries’ chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1.    Except as shown on Exhibit 6.1.1, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

7.1.7                                                Title to Properties; Priority of Liens.

(i)                                     Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens.  Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower’s or such Subsidiary’s Properties that is not a Permitted Lien.  The Liens granted to Administrative Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

(ii)                                  Exhibit 7.1.7 sets forth, as of the Closing Date, a correct and complete list of all real Property owned by each Borrower and each of its Subsidiaries and all leases (including capitalized leases) and subleases of real or personal property held by each Borrower and each of its Subsidiaries as lessee or sublessee, or as lessor, or sublessor.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Borrower or any of its Subsidiaries nor, to Borrowers’ knowledge any other party to any such lease or sublease, exists.

7.1.8                                                Accounts.  Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts.  With respect to each of Borrowers’ Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Administrative Agent in writing:

(i)                                     It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii)                                  It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

(iii)                               It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Administrative Agent;

(iv)                              To Borrowers’ knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Administrative Agent with respect thereto;

(v)                                 To Borrowers’ knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

(vi)                              To Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

7.1.9                                                Nonrental Equipment and Rental Equipment Inventory.  The Nonrental Equipment and Rental Equipment Inventory of each Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear and casualty events excepted.  Neither any Borrower nor any of its Subsidiaries will permit any Nonrental Equipment or Rental Equipment Inventory to become affixed to any real Property leased to any Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Administrative Agent, and Borrowers will not permit any of the Nonrental Equipment or Rental Equipment Inventory of any Borrower or any of its Subsidiaries to become an accession to any personal Property other than Nonrental Equipment and Rental Equipment Inventory that is subject to first priority (except for Permitted Liens) Liens in favor of Administrative Agent.

7.1.10                                          Financial Statements; Fiscal Year.  The Consolidated and consolidating balance sheets of Holdings and its Subsidiaries (including the accounts of all Subsidiaries of Holdings and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of March 31, 2004, and the related statements of income, cash flow, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of Holdings and such Persons, taken as a whole, at such dates and the results of Holdings and such Persons’ operations, taken as a whole, for such periods.  Since March 31, 2004, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations or financial condition of Holdings and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date.  As of the date hereof, the fiscal year of Borrowers and each of its Subsidiaries ends on December 31 of each year.

7.1.11                                          Full Disclosure.  The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrowers to Administrative Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they are made, not misleading as of the time made or delivered.  There is no fact which Borrowers have failed to disclose to Administrative Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

7.1.12                                          Solvent Financial Condition.  Giving effect to subsection 12.17, each Borrower and each of its Subsidiaries is and, after giving effect to the Loans to be made and the Letters of Credit to be issued hereunder and all related transactions will be, Solvent.

7.1.13                                          Surety Obligations.  Except as set forth on Exhibit 7.1.13, as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person other than payment, performance or completion of performance by itself or any Borrower.

7.1.14                                          Taxes.  The federal or other applicable tax identification number of each Borrower and each of its Subsidiaries is shown on Exhibit 7.1.14 hereto.  Each Borrower and each of its Subsidiaries has filed all federal, state, local and foreign income and other material tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all federal, state, local and foreign income and other material taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and the applicable Borrower or the relevant Subsidiary maintains reasonable reserves on its books therefor.  The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

7.1.15                                          Brokers.  Except as shown on Exhibit 7.1.15 hereto and except as may be payable to Administrative Agent or the Co-Arrangers, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

7.1.16                                          Patents, Trademarks, Copyrights and Licenses.  Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect.  All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto.  No claim has been asserted to any Borrower or any Subsidiary of any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party.  To the knowledge of Borrowers and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s or any of its Subsidiaries’ material Intellectual Property.  Except as set forth on Exhibit 7.1.16, each Borrower’s and each of its Subsidiaries’ (i) material trademarks, service marks and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory

(1) permit, and do not restrict, the assignment by any Borrower or any of its Subsidiaries to Administrative Agent, or any other Person designated by Administrative Agent, of all of such Borrower’s or such Subsidiary’s, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by such Borrower or such Subsidiary, or Administrative Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement.  The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including, without limitation, the exercise by Administrative Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of such Borrower’s or any of its Subsidiaries’ ownership or rights relating to its Intellectual Property.  Except as listed on Exhibit 7.1.16, and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

7.1.17                                          Governmental Consents.  Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.1.18                                          Compliance with Laws.  Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.  No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

7.1.19                                          Restrictions.  Neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.

7.1.20                                          Litigation.  Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.1.21                                          No Defaults.  No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default.  Neither any Borrower nor any of its Subsidiaries is in default (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default) under any Material Contract.

7.1.22                                          Distributions.  Except as disclosed on Exhibit 7.1.22 and except for Distributions of cash paid to another Borrower or pursuant to the Reorganization Plan, as of the Closing Date, no Distribution of cash has been declared, paid, or made upon or in respect of any Securities of any Borrower or any of its Subsidiaries since February 12, 2004.

7.1.23                                          ERISA Compliance.  Except as specifically disclosed in Exhibit 7.1.23:

(i)                                     Each Plan and Foreign Plan is in compliance with the applicable Requirement of Law including, but not limited to ERISA and the Code, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of Borrowers, nothing has occurred which would cause the loss of such qualification.  Each Borrower and each ERISA Affiliate has made all required contributions to any Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(ii)                                  There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, Multiemployer Plan or Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, Multiemployer Plan or Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii)                               Except as could not reasonably be expected to have a Material Adverse Effect, (A) no ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; or (E) assets of all Foreign Plans equal or exceed any liabilities accrued thereunder in accordance with the applicable Requirements of Law.  No Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(iv)                              No Borrower nor any ERISA Affiliate sponsors or is otherwise required to contribute to any retiree medical plan, arrangement, contract or policy other than (A) coverage mandated by Requirement of Law, (B) death benefits or retirement benefits under any Pension Plan or (C) benefits, the full direct cost of which is borne by the participating employee or former employee (or beneficiary thereof).

7.1.24                                          Trade Relations.  There exists no actual or, to Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrowers and their Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and, to Borrowers’ knowledge, there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted, which prevention could reasonably be expected to have a Material Adverse Effect.

7.1.25                                          Labor Relations.  Except as described on Exhibit 7.1.25 hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement.  There are no asserted pending demands for collective bargaining by any union or organization of any Borrower’s or any of its Subsidiaries’ employees, or, to Borrowers’ knowledge, any material grievances, disputes or controversies with any such union or other organization, or any threats of strikes or work stoppages, except those that could not reasonably be expected to have a Material Adverse Effect.

7.1.26                                          Related Businesses.  As of the Closing Date, Borrowers are engaged in the businesses of renting general and specialty equipment to industrial and construction end-users, as well as selling used equipment and complementary parts, supplies and merchandise and providing repair and maintenance services to its customers. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole.  Borrowers have requested the Lenders to make credit available hereunder primarily for the purposes of subsection 1.1.3 and generally for the purposes of financing the operations of Borrowers.  Each Borrower and each Subsidiary of each Borrower expects to derive benefit (and the Board of Directors of each Borrower and each Subsidiary of each Borrower has determined that such Borrower or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each Subsidiary of each Borrower is dependent on the continued successful performance of the functions of the group as a whole.  Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver this Agreement, Administrative Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

7.1.27                                          Margin Regulations.  No Borrower nor any Subsidiary of any Borrower is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

7.1.28                                          Regulated Entities.  No Borrower, no Person controlling any Borrower, nor any Subsidiary of any Borrower, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

7.1.29                                          Environmental Laws.  Except as otherwise disclosed on Exhibit 7.1.29 and except for any of the following as could not reasonably be expected to have a Material Adverse Effect:

(i)                                     Each Borrower and its Subsidiaries have complied with all Environmental Laws and neither any Borrower nor any of its Subsidiaries nor any of its presently owned real property or presently conducted operations, nor its previously owned real property or prior operations, is subject to any pending or threatened Environmental Claim or any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (A) compliance with any Environmental Law or (B) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(ii)                                  Each Borrower and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and each Borrower and its Subsidiaries are in compliance with all material terms and conditions of such permits.

(iii)                               Neither any Borrower nor any of its Subsidiaries, nor, to the best of such Borrower’s knowledge, any of its predecessors in interest, has in violation of applicable law stored, treated or disposed of any hazardous waste.

(iv)                              Neither any Borrower nor any of its Subsidiaries has received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(v)                                 To the best of Borrowers’ knowledge, none of the present or past operations or Properties of any Borrower or its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant, and to the best of Borrowers’ knowledge, there are no facts or circumstances at any such Property that would warrant such remedial action.

(vi)                              There is not now, nor to the best of the Borrowers’ knowledge has there ever been on or in the real Properties of any Borrower or its Subsidiaries:

(A)                     any underground storage tanks or surface impoundments,

(B)                       any asbestos-containing material, or

(C)                       any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

(vii)                           Neither any Borrower nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(viii)                        Neither any Borrower nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on such Borrower or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(ix)                                None of the products manufactured, distributed or sold by any Borrower or any of its Subsidiaries contain asbestos containing material.

(x)                                   No Environmental Lien has attached to any of the real Properties of any Borrower or its Subsidiaries.

7.1.30                                          Motor Vehicles.  As of the Closing Date, Exhibit 7.1.30 sets forth a complete and accurate list of all Motor Vehicles owned by any Borrower or any of its Subsidiaries, together with a good faith estimate of the current value of such Motor Vehicles.

7.1.31                                          Anti-Terrorism Laws.

(i)                                     General.  None of the Borrowers, nor any of their Subsidiaries or Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

(ii)                                  Executive Order No. 13224.  None of the Borrowers, nor any of their Subsidiaries or Affiliates is any of the following (each a “Blocked Person”):

(A)                     a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B)                       a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(C)                       a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(D)                      a Person or entity that is named as a “specially designed national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(E)                        a Person or entity who is affiliated with a Person or entity listed above.

None of the Borrowers, nor any of their Subsidiaries or Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

7.1.32                                          Deposit and Brokerage Accounts.  Exhibit 7.1.32 sets forth as of the Closing Date a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any securities intermediary or broker dealer and all other similar accounts maintained by each Borrower and its Subsidiaries, together with a description thereof (i.e., the bank, securities intermediary or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).  No Borrower or any of its Subsidiaries maintains any other bank, securities or other similar accounts other than those set forth on Exhibit 7.1.32.

7.2                                 Continuous Nature of Representations and Warranties.  Each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrowers’ reaffirmation of the accuracy in all material respects, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Administrative Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.  If any of the representations and warranties made hereunder become incorrect as a result in a change in the information or disclosures provided on any of Exhibits 6.1.1, 7.1.4 or 7.1.5, originally attached hereto, Borrowers may deliver to Administrative Agent and the Lenders as part of the Compliance Certificate required pursuant to subsection 8.1.3(ii)(D) such revisions or updates to such Exhibit(s) as may be necessary or appropriate to update or correct such Exhibit(s); provided, that no such revisions or updates to any such Exhibit(s) shall be deemed to have amended, modified or superseded such Exhibit(s) then in effect, or to have cured such breach of representation or warranty resulting from the inaccuracy or incompleteness of any such Exhibit(s) unless and until Administrative Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Exhibit(s).

7.3                                 Survival of Representations and Warranties.  All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS

8.1                                 Affirmative Covenants.  During the Term, and thereafter for so long as there are any Obligations (other than unasserted contingent indemnification obligations and Product Obligations that are not then due and payable, whether by acceleration, termination or otherwise) outstanding, each Borrower covenants that it shall, and shall cause each of its Subsidiaries to:

8.1.1                                                Visits and Inspections; Appraisals of Rental Equipment Inventory; Lender Meeting.

(i)                                     Permit (A) representatives of Administrative Agent, from time to time, as often as may be reasonably requested, but only during normal business hours, to conduct Audits (not to exceed four (4) times per year if such Audit is to be at the expense of the Borrowers, unless an Event of Default has occurred and is continuing or Availability is less than the Required Minimum Availability) and (B) appraisers engaged pursuant to subsection 2.9 and clause (ii) of this subsection 8.1.1 (whether or not personnel of Administrative Agent), from time to time, as provided in such Section and clause, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to subsection 2.9 and clause (ii) of this subsection 8.1.1.  Administrative Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such Audit or appraisals.    Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Administrative Agent and Lenders periodically during each year during regular business hours and upon reasonable prior notice, which meeting(s) shall be held at such times and such places as may be reasonably requested by Administrative Agent.  All Audits and appraisals conducted pursuant to this clause (i) shall (except as expressly provided above) be at Borrower’s expense.

(ii)                                  On or before the 60th day after the end of each of Holdings’ fiscal quarters (or fiscal months, if requested by Administrative Agent in its Permitted Discretion), commencing with the fiscal quarter ending September 30, 2004, deliver to Administrative Agent an appraisal of each type of Rental Equipment Inventory (both serialized and non-serialized) performed by an appraiser selected by Administrative Agent, which appraisal shall be in form and substance reasonably satisfactory to Administrative Agent and shall state the net orderly liquidation value (expressed as a percentage of net book value) of all such Rental Equipment Inventory.  All inventory appraisals conducted pursuant to this clause (ii) shall be at Borrowers’ expense.

8.1.2                                                Notices.  Furnish to Administrative Agent,

(i)                                     promptly after the occurrence thereof, written notice of (A) the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade and (B) any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein;

(ii)                                  promptly, and in any event within 3 Business Days after a Responsible Officer of any Borrower has knowledge of the occurrence of an Event of Default or Default that is continuing or the occurrence of any event or development that could reasonably be expected have a Material Adverse Effect, the written statement of a Responsible Officer of Borrower Representative setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Person proposes to take with respect thereto;

(iii)                               promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Holdings has made generally available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Holdings or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor or any national securities exchange;

(iv)                              promptly after the receipt thereof, copies of any material notice or communication received by any Borrower or any of its Subsidiaries from any Governmental Authority (including the Securities and Exchange Commission), and promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto, or the obtaining of knowledge thereof by, any Borrower or any of its Subsidiaries, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(v)                                 within five (5) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, notice thereof and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(vi)                              upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within five (5) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following:  (A) each annual report (Form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Pension Plan and (B) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Pension Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request;

(vii)                           upon request, copies of each actuarial report for any Pension Plan; and within five (5) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following:  (A) any notices of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer such Pension Plan; (B) any unfavorable determination letter from the IRS regarding the qualification of a Pension Plan under Section 401(a) of the Code; (C) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability; or (D) any notice from a Governmental Authority regarding the termination, registration or other event affecting a Foreign Plan which could reasonably be expected to have a Material Adverse Effect;

(viii)                        within five (5) Business Days after the occurrence thereof, notice of: (A) any changes in the benefits or funding of any existing Pension Plan or Foreign Plan which increase any Borrower’s annual costs with respect thereto by an amount in excess of $250,000; or (B) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;

(ix)                                within five (5) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur, notice thereof:  (A) a Multiemployer Plan has been or will be terminated; (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan;

(x)                                   promptly after the receipt or delivery thereof, copies of all statements, reports and other information any Credit Party or any of its Subsidiaries sends to or receives from any the holder of the Second Lien Debt or any agent or other representative in respect thereof;

(xi)                                promptly after receiving any notice of any violation by any Borrower or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that any Borrower or any Subsidiary is not in compliance with any Environmental Law or is investigating any Borrower’s or such Subsidiary’s compliance therewith, copies thereof;

(xii)                             promptly after receiving any written notice that any Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that any Borrower or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, could reasonably be expected to have a Material Adverse Effect, copies of such notice;

(xiii)                          promptly after receiving any written notice of the imposition of any Environmental Lien against any property of any Borrower or any of its Subsidiaries, copies of such notice;

(xiv)                         at least 10 days prior to the consummation of any sale or other disposition of any Inventory of any Borrower or any of its Subsidiaries (or the consummation of any related series of sales or dispositions, including any sale or other disposition at auction or pursuant to a trade package with an original equipment manufacturer) which has an aggregate book value or fair market value (whichever is greater) in excess of $5,000,000, notice thereof, which notice shall identify the Inventory to be sold, the proposed buyer and the details of such transaction; and

(xv)                            such other data and information (financial and otherwise) as Administrative Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers’ or any of their Subsidiaries’ financial condition or results of operations.

8.1.3                                                Financial Statements and Financial Information.

(i)                                     Keep and maintain (A) adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions so as to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (B) effective disclosure controls and procedures designed to ensure that  material information relating to the Borrowers and their Subsidiaries is made known to Holdings and its officers in a timely manner; and

(ii)                                  cause to be prepared and furnished to Administrative Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Holdings’ certified public accountants concur in any change therein and  such change is disclosed to Administrative Agent and is consistent with GAAP:

(A)                     not later than 90 days after the close of each fiscal year of Holdings, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited Consolidated and consolidating (on a line of business basis) balance sheets of Holdings and its Subsidiaries (including the accounts of all Subsidiaries of Holdings and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of the end of such year, together with the related statements of income, cash flow, changes in shareholder’s equity, and changes in financial position for the periods ended on such date, which do not contain any paragraph of emphasis or explanatory note relating to the ability of Holdings and its Subsidiaries to continue business as a going concern, and are certified by KPMG, LLP or another firm of independent certified public accountants of recognized national standing and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(B)                       not later than 45 days after the end of each fiscal quarter of Holdings occurring after the Closing Date, including the last fiscal quarter of Holdings’ fiscal year, unaudited interim Consolidated and consolidating (on a line of business basis) balance sheets of Holdings and its Subsidiaries (including the accounts of all Subsidiaries of Holdings and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of the end of such quarter, together with the related statements of income, cash flow, changes in shareholder’s equity, and changes in financial position for the periods ended on such date and for the portion of the fiscal year then elapsed, certified by the chief financial officer of Holdings, in such officer’s capacity as such, as prepared in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to subsection 8.1.3(ii)(A) and fairly presenting in all material respects the financial position and results of operations of Holdings and its Subsidiaries for such quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(C)                       not later than 30 days after the end of each fiscal month of Holdings occurring after the Closing Date, including the last fiscal month of Holdings’ fiscal year, unaudited interim Consolidated balance sheets of Holdings and its Subsidiaries (including the accounts of all Subsidiaries of Holdings and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of the end of such month, together with the related statements of income and cash flow, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year and of the Projections, certified by the chief financial officer of Holdings, in such officer’s capacity as such, as prepared in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to subsection 8.1.3(ii)(A) and fairly presenting in all material respects the financial position and results of operations of Holdings and its Subsidiaries for such month subject only to changes from audit, quarterly and year-end adjustments and except that such statements need not contain notes;

(D)                      together with each delivery of financial statements (1) pursuant to the foregoing clauses (A), (B) and (C), a compliance certificate in the form of Exhibit 8.1.3(iv) hereto executed by the chief financial officer of Holdings (a “Compliance Certificate”); and (2) together with the financial information delivered pursuant to the foregoing clause (B) (or upon Administrative Agent’s request from time to time), a list of all contracts entered into by any Borrower or any of its Subsidiaries with surety, bonding, indemnity or similar entities since the date that the last Compliance Certificate was delivered pursuant hereto, pursuant to which any performance, surety or similar bonds have been issued for the account of any Borrower or any of its Subsidiaries, which list identifies any portion thereof that is cash collateralized.  In addition, upon Administrative Agent’s request, Borrowers shall deliver to Administrative Agent copies of any bonds issued pursuant to such agreements; and

(E)                        together with the delivery of the financial statements described in subsection 8.1.3(ii)(A), Borrowers shall forward to Administrative Agent a copy of the accountants’ letter to Holdings’ management that is prepared in connection with such financial statements.

8.1.4                                                Borrowing Base Certificates.  On or before the 20th day of each month from and after the date hereof, deliver to Administrative Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials, as Administrative Agent shall reasonably request.  If Borrowers deem it advisable, or Administrative Agent shall request, Borrowers shall execute and deliver to Administrative Agent Borrowing Base Certificates more frequently than monthly.  Concurrently with the delivery of each Borrowing Base Certificate pursuant to this Section, Borrowers shall deliver to Administrative Agent, in form reasonably acceptable to Administrative Agent, a reconciliation of the Borrowing Base (including Accounts, Inventory and Loans) to the general ledger of Borrowers and of such general ledger to the financial statements most recently delivered pursuant to subsection 8.1.3(ii)(B).

8.1.5                                                Landlord, Processor and Storage Agreements.  Provide Administrative Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept.  With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrowers shall provide Administrative Agent with landlord waivers, bailee letters or processor letters with respect to such premises.  Such landlord waivers, bailee letters or processor letters shall be in a form supplied by Administrative Agent to Borrowers with such reasonable revisions as are customarily accepted by Administrative Agent or by similar financial institutions in similar financial transactions.

8.1.6                                                Projections.  No later than 30 days prior to the end of the last day of each fiscal year of Holdings, deliver to Administrative Agent Projections of Holdings and each of its Subsidiaries on a Consolidated basis (including on a line of business basis) for the forthcoming fiscal year, month by month.

8.1.7                                                Additional Borrowers.    Upon any Person becoming a direct or indirect Subsidiary of any Borrower, (a) cause such Person (excluding any Foreign Subsidiary) to become a “Borrower” hereunder, jointly and severally with the other Borrowers, pursuant to a joinder agreement or other supplement hereto in form and substance reasonably satisfactory to Administrative Agent, (b) cause such Person (excluding any such Person not organized under the laws of the United States or any state thereof) to pledge all of its assets to Administrative Agent on a first priority basis (subject only to Permitted Liens) pursuant to a security agreement in form and substance reasonably satisfactory to Administrative Agent, (c) cause all of such Person’s Securities (or in the case of any Person not organized under the laws of the United States or any state thereof, sixty-five percent (65%) of its Securities entitled to vote and 100% of its non-voting Securities) to be pledged and delivered to Administrative Agent pursuant to a pledge agreement in form and substance reasonably satisfactory to Administrative Agent (together with undated stock powers signed in blank), (d) cause such Person (excluding any such Person not organized under the laws of the United States or any state thereof) to grant a mortgage in and to all of such Person’s owned real Property in accordance with subsection 5.4, and (e) deliver such other documentation as Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Administrative Agent.

8.1.8                                                Deposit and Brokerage Accounts.  For each deposit account (other than an Excluded Deposit Account, unless otherwise requested by the Administrative Agent) or brokerage account (including any Securities Account) that any Borrower or any of its Subsidiaries at any time opens or maintains, cause Administrative Agent to have “control” (within the meaning of the Uniform Commercial Code) thereof pursuant to an agreement in form and substance reasonably satisfactory to Administrative Agent.

8.1.9                                                ERISA.  Each Borrower shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Pension Plan and Foreign Plan in compliance in all material respects with the Requirement of Law, including, but not limited to ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited  transaction or violation of the fiduciary responsibility rules with respect to any Plan or Foreign Plan and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.1.10                                          Environmental Laws.

(i)                                     Conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant.  Each Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to Administrative Agent on such response.

(ii)                                  Without limiting the generality of the foregoing, submit to Administrative Agent and Lenders annually, commencing on the first anniversary of the Closing Date, and on each anniversary thereof thereafter, an update of the status of each environmental compliance or liability issue.  Administrative Agent or any Lender may request copies of technical reports prepared by Borrowers’ and their communications with any Governmental Authority to determine whether Borrowers or any of their Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability.  Borrowers shall, at Administrative Agent’s or Majority Lenders’ request and at Borrowers’ expense, (A) retain an independent environmental engineer acceptable to Administrative Agent  to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to Administrative Agent, in sufficient quantity for distribution by Administrative Agent to Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (B) provide to Administrative Agent and Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(iii)                               Administrative Agent and its representatives will have the right at any reasonable time to enter and visit the real Properties and any other place where any property of the Borrowers is located for the purposes of observing the real Property, taking and removing soil or groundwater samples, and conducting tests on any part of the real Property.  Administrative Agent is under no duty, however, to visit or observe the real Properties or to conduct tests, and any such acts by Administrative Agent will be solely for the purposes of protecting Administrative Agent’s Liens in the Collateral and preserving Administrative Agent’s and Lenders’ rights under the Loan Documents.  No site visit, observation or testing by Administrative Agent and Lenders will result in a waiver of any default of any Borrower or impose any liability on Administrative Agent or Lenders.  In no event will any site visit, observation or testing by Administrative Agent be a representation that hazardous substances are or are not present in, on or under the real Properties, or that there has been or will be compliance with any Environmental Law.  Neither any Borrower nor any other party is entitled to rely on any site visit, observation or testing by Administrative Agent.  Administrative Agent and Lenders owe no duty of care to protect the Borrowers or any other party against, or to inform the Borrowers or any other party of, any hazardous substances or any other adverse condition affecting the real Properties.  Administrative Agent may in its sole discretion disclose to the Borrowers or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by Administrative Agent.  Each Borrower understands and agrees that Administrative Agent makes no warranty or representation to any Borrower or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed.  Each Borrower also understands that depending on the results of any site visit, observation or testing by Administrative Agent and disclosed to the Borrowers, such Borrower may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by such Borrower without advice or assistance from Administrative Agent.  In each instance, Administrative Agent will give the Borrowers reasonable notice before entering the real Properties or any other place Administrative Agent is permitted to enter under this subsection 8.1.10.  Administrative Agent will make reasonable efforts to avoid interfering with the Borrowers’ use of the real Properties or any other property in exercising any rights provided hereunder.

8.1.11                                          Existing Letters of Credit.  Use commercially reasonable efforts to cause each Existing Letter of Credit to be cancelled and returned to the issuer thereof on or prior to the date that is 90 days after the Closing Date, and, if necessary, replaced with a Letter of Credit issued by Administrative Agent, Bank or an Affiliate thereof in accordance with the provisions of subsection 1.2.

8.2                                 Negative Covenants.  During the Term, and thereafter for so long as there are any Obligations (other than unasserted contingent indemnification obligations and Product Obligations that are not then due and payable, whether by acceleration, termination or otherwise) outstanding, each Borrower covenants that it shall not, and shall not permit any of its Subsidiaries to:

8.2.1                                                Mergers; Consolidations; Acquisitions; Structural Changes.  Merge or consolidate with any Person; nor change its or any of its Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries’ legal name; nor acquire all or any substantial part of the Properties of any Person, except for:

(i)                                     (A) mergers of any Subsidiary of a Borrower into any  Borrower and (B) mergers of any Borrower into any other Borrower; and

(ii)                                  acquisitions of assets that constitute Capital Expenditures.

8.2.2                                                Loans.  Make any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business, (iii) deposits with financial institutions permitted under this Agreement, (iv) prepaid expenses, (v) intercompany loans between any Borrower and any other Borrower, (vi) deposits permitted to be made by subsection 8.2.5(vi), (vii) promissory notes received as consideration in connection with the asset dispositions permitted under subsection 8.2.8(ix) and (viii) to the extent constituting a loan or advance, rental agreements that contain options granted to customers of Borrowers to the extent such rental agreements are entered into in the ordinary course of business and consistent with past practices, and so long as (x) customers may purchase the Rental Equipment Inventory rented by such customers at the expiration of the applicable rental term at a purchase price not less than the fair market value of such Rental Equipment Inventory and (y) at all times prior to the payment of such purchase price, the applicable Borrower retains full legal and beneficial ownership of the applicable Rental Equipment Inventory.

8.2.3                                                Total Indebtedness.  Create, incur, assume, or suffer to exist, any Indebtedness, except:

(i)                                     Obligations owing to Administrative Agent or any Lender under this Agreement or any of the other Loan Documents;

(ii)                                  Indebtedness existing on the date of this Agreement and listed on Exhibit 8.2.3;

(iii)                               Permitted Purchase Money Indebtedness;

(iv)                              contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(v)                                 guaranties of any Indebtedness permitted hereunder;

(vi)                              Indebtedness in respect of intercompany loans permitted under subsection 8.2.2(v);

(vii)                           obligations to pay Rentals permitted by subsection 8.2.17;

(viii)                        to the extent not included above, trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Money Borrowed;

(ix)                                the Second Lien Debt, and any Replacement Debt in respect thereof, but only to the extent permitted by subsection 8.2.6;

(x)                                   Indebtedness arising under performance and surety bonds in the ordinary course of business;

(xi)                                Indebtedness incurred to finance the unpaid portion of annual insurance premiums payable by Borrowers and their Subsidiaries in the ordinary course  of business, provided, that the aggregate principal amount of such Indebtedness does not exceed at any time, $2,500,000;

(xii)                             Derivative Obligations and, to the extent constituting Indebtedness, other Product Obligations, in each case incurred in the ordinary course of business and not for speculative purposes; and

(xiii)                          Indebtedness not included in clauses (i) through (xii) above which does not exceed at any time $7,500,000 in aggregate principal amount.

8.2.4                                                Affiliate Transactions.  Enter into, or be a party to, any transaction with any Affiliate of any Borrower or any holder of any Securities of any Borrower or any Subsidiary of any Borrower (other than any other Borrower), including without limitation in respect of any management, consulting or similar fees, unless such transaction meets each of the following conditions (i) such transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of any Borrower, provided that if such transaction involves consideration in excess of $5,000,000 and Borrowers have knowledge that the other party or parties to such transaction are Affiliates of Borrowers or their Subsidiaries, Borrowers shall fully disclose the terms of such transaction to Administrative Agent prior to the consummation thereof and (ii) such transaction is otherwise permitted under Section 8 of this Agreement.

8.2.5                                                Limitation on Liens.  Create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i)                                     Liens at any time granted in favor of Administrative Agent for the benefit of Administrative Agent and Lenders;

(ii)                                  Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA and any Environmental Lien) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Administrative Agent’s judgment such Lien would not reasonably be expected to adversely effect Administrative Agent’s rights or the priority of Administrative Agent’s Lien on any Collateral;

(iii)                               Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries;

(iv)                              Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(v)                                 such other Liens existing on the Closing Date and as appear on Exhibit 8.2.5 hereto;

(vi)                              Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(vii)                           reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Borrower’s or such Subsidiary’s business;

(viii)                        judgment Liens that do not give rise to an Event of Default under subsection 10.1.12;

(ix)                                Liens securing Indebtedness permitted by subsection 8.2.3(ix), but only so long as the Intercreditor Agreement shall be in full force and effect and applicable to all Indebtedness secured by such Liens;

(x)                                   deposits to secure surety and appeal bonds, performance bonds and other obligations of like nature, in each case incurred in the ordinary course of business;

(xi)                                Liens on proceeds payable under any insurance policy (whether arising by statute or contract) to the extent securing the payment of the unpaid portion of annual insurance premiums payable by Borrowers and their Subsidiaries in respect of such insurance policy, provided that the aggregate amount so secured shall not at any time exceed $2,500,000;

(xii)                             Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection;

(xiii)                          Liens securing Product Obligations incurred in the ordinary course of business and not for speculative purposes; and

(xiv)                         Liens in favor of New Holland Credit Company and its parent entities, Daewoo Heavy Industries America Corporation, Stihl Incorporated and Mitsui Machinery Distribution, Inc. (the “Specified Vendors”), to the extent and only to the extent such Liens encumber property sold or leased to Borrowers by such Specified Vendors which has not been paid for in full, and only to the extent that the obligations secured by such Liens do not exceed $2,500,000 in the aggregate at any one time outstanding.

8.2.6                                                Payments and Amendments of Certain Debt.

(i)                                     make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof; or

(ii)                                  amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt; or

(iii)                               make any payment (other than regularly scheduled amortization and interest payments) or prepayment of principal of, premium, if any, or interest on, or any  redemption, defeasance, sinking fund payment or other acquisition for value of, or otherwise satisfy prior to the scheduled maturity thereof in any manner, any of the Second Lien Debt (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due) (each a “Second Lien Debt Payment”), or refund, refinance, replace or exchange any other Indebtedness (the “Replacement Debt”) for any Second Lien Debt, except that:

(1)                                  Borrowers and their Subsidiaries may make mandatory prepayments of principal of the Second Lien Debt, so long as each of the following conditions has been satisfied: (i) immediately prior to and after the making of such payment, no Default or Event of Default shall have occurred and be continuing, (ii) if such prepayment is being made pursuant to an excess cash flow sweep or similar provision in the definitive documentation for the Second Lien Debt, such payment is made after Borrowers shall have furnished the Compliance Certificate required to be delivered no later than 90 days after the close of the immediately preceding fiscal year of Holdings in accordance with subsection 8.1.3(ii)(A), (iii) if such prepayment is being made pursuant to an excess cash flow sweep or similar provision in the definitive documentation of the Second Lien Debt, such payment shall be made within 101 days of after the close of the immediately preceding fiscal year, but in any event on or prior to the due date therefor under the Second Lien Debt Loan Agreement, (iv) (x) the Available Liquidity shall not be less than $50,000,000 on the date such Second Lien Debt Payment is made immediately before and after giving effect to such Second Lien Debt Payment and (y) the average Available Liquidity shall not be less than $50,000,000 for the 30 day period ending on the date of such payment, both before and after giving effect to such payment, (v) Borrowers and their Subsidiaries shall have a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of twelve-month period ended as of the last day of the fiscal quarter most recently ended prior to the date on which such payment is made and for which financial statements are available and (vi) Borrower Representative shall have submitted a certificate of the chief financial officer of Borrower Representative, in such officer’s capacity as such, setting forth reasonably detailed calculations demonstrating compliance with the required Available Liquidity and Fixed Charge Coverage Ratio tests described above and certifying that the other conditions set forth in this clause (1) have been satisfied;

(2)                                  Borrowers and their Subsidiaries may make voluntary prepayments of principal of the Second Lien Debt after the delivery of Holdings’ audited financial statements pursuant to and in accordance with subsection 8.1.3(ii)(A) for the fiscal year ended December 31, 2005, so long as each of the following conditions have been satisfied:  (i) immediately prior to and after the making of such payment, no Default or Event of Default shall have occurred and be continuing, (ii) only one such Second Lien Debt Payment is made per fiscal quarter of Holdings and its Subsidiaries and such payment is made (x) after delivery of Holdings’ quarterly financial statements pursuant to and in accordance with subsection 8.1.3(ii)(B) for the preceding fiscal quarter, (y) on or before the 30th day after Administrative Agent’s receipt of such quarterly financial statements and (z) after any mandatory prepayment pursuant to subsection 3.3.4 (or corresponding prepayment under the Second Lien Debt Loan Agreement) has been made in respect of Excess Cash Flow for the preceding year, (iii) (x) the Available Liquidity shall not be less than $75,000,000 on the date such Second Lien Debt Payment is made immediately before and after giving effect to such Second Lien Debt Payment and (y) the average Available Liquidity shall not be less than $75,000,000 for the 30 day period ending on the date of such payment, both before and after giving effect to such payment, (iv) Borrowers and their Subsidiaries shall have a Fixed Charge Coverage Ratio, calculated after giving effect to such Second Lien Debt Payment, of not less than 1.25 to 1.00 for the twelve-month period ended as of the last day of the fiscal quarter most recently ended prior to the date on which such payment is made and for which financial statements are available and (v) Borrower Representative shall have submitted a certificate of the chief financial officer of Borrower Representative, in such officer’s capacity as such, setting forth reasonably detailed calculations demonstrating compliance with the required Available Liquidity and Fixed Charge Coverage Ratio tests described above and certifying that the other conditions set forth in this clause (2) have been satisfied; provided, however, that none of the foregoing conditions shall apply to the extent a voluntary prepayment is made with the proceeds of a refunding, refinancing, replacement or exchange permitted under clause (3) of this subsection 8.2.6(iii); and

(3)                                  Borrowers and their Subsidiaries may refund, refinance, replace and exchange other Indebtedness for the Second Lien Debt so long as (i) the principal amount of the Replacement Debt does not exceed the principal amount of the Second Lien Debt outstanding on the Closing Date, (ii) the final maturity is not a date that is earlier than the date occurring 90 days from the last day of the Term and the weighted average life to maturity of the Replacement Debt is no shorter than that of the Second Lien Debt being refunded, refinanced, replaced or exchanged, (iii) the applicable margin used in determining the interest rate for such Replacement Debt (or if the Replacement Debt bears interest at a fixed rate, the stated interest rate) is not greater than the sum of the applicable margin used in determining the interest rate for the Second Lien Debt in effect as of the Closing Date (or, if the Replacement Debt bears interest at a fixed rate, the interest rate that would be applicable to the Second Lien Debt on the date of the refunding, refinancing, replacement or exchange (the “Refunding Date”) if such rate were determined by adding the applicable margin as of the Closing Date to the 9 month LIBOR as of the Refunding Date) plus the sum of (1) 2.0% plus (2) the amount, if any, by which the applicable margin applicable to any portion of the Loans has been increased over (A) 5.0% with respect to LIBOR Portions and (B) 3.0% with respect to Base Rate Portions; provided that this subsection 8.2.6(iii)(3) shall not prohibit any Second Lien Debt Document from providing that the Indebtedness thereunder shall bear interest at a default rate of up to 2.0% in excess of the then stated rate at any time an event of default has occurred and is continuing thereunder, (iv) the terms and conditions of the Replacement Debt, taken as a whole, including any agreements and documents governing or evidencing such Replacement Debt, are not materially more restrictive against or less favorable to Borrowers and their Subsidiaries than the terms and conditions of the Second Lien Debt and the Second Lien Debt Documents as in effect on the Closing Date, taken as a whole; provided that no financial covenant shall be more restrictive against or less favorable to Borrowers and their Subsidiaries than the terms and conditions of the Second Lien Debt and the Second Lien Debt Documents as in effect on the Closing Date, and (v) if Replacement Debt is to be secured by a Lien, such Replacement Debt shall be subject to the terms of the Intercreditor Agreement and each holder thereof shall be a party to, or otherwise subject to, the Intercreditor Agreement; or

(iv)                              amend or modify any Second Lien Debt Document if such amendment or modification would (A) shorten the final maturity of the Indebtedness thereunder to any date that is earlier than the date occurring 90 days from the last day of the Term, (B) shorten the weighted average life to maturity of the Indebtedness thereunder, (C) increase the applicable margin used in determining the interest rate for the Indebtedness under the Second Lien Debt Documents (or, if the amended Second Lien Debt Documents provide for a fixed interest rate, increase the effective interest rate) from the applicable margin used in determining the interest rate thereunder on the Closing Date (or, if the amended Second Lien Debt Documents provide for a fixed interest rate, the interest rate that would be applicable to the Second Lien Debt on the date of such amendment or modification if such rate were determined by adding the applicable margin as of the Closing Date to the 9 month LIBOR as of the date of such amendment or modification by an amount in excess of the sum of (1) 2.0% plus (2) the amount, if any, by which the applicable margin applicable to any portion of the Loans has been increased over (A) 5.0% with respect to LIBOR Portions and (B) 3.0% with respect to Base Rate Portions; provided that this subsection 8.2.6(iv) shall not prohibit any Second Lien Debt Document from providing that the Indebtedness thereunder shall bear interest at a default rate of up to 2.0% in excess of the then stated rate at any time an event of default has occurred and is continuing thereunder, (D) add any covenant or obligation which, when taken together with any other amendments or modifications of the Second Lien Debt Documents, would cause the applicable Second Lien Debt Documents to be materially more restrictive against Borrowers and their Subsidiaries than the Second Lien Debt Documents as in effect on the Closing Date or make any existing covenant or obligation materially more restrictive against Borrowers and their Subsidiaries than such covenant or obligation as in effect on the Closing Date; provided that no financial covenant shall be more restrictive against Borrowers and their Subsidiaries than the financial covenants of the Second Lien Debt and the Second Lien Debt Documents as in effect on the Closing Date, or (E) otherwise be materially adverse to Lenders.

8.2.7                                                Distributions.  Declare or make any Distributions, except for:

(i)                                     Distributions by any Subsidiary of a Borrower to a Borrower;

(ii)                                  Distributions paid solely in Securities (other than Disqualified Capital Stock) of a Borrower or any of its Subsidiaries; and

(iii)                               Distributions by a Borrower in amounts necessary to permit such Borrower to repurchase Securities of a Borrower from employees of any Borrower or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of all such Distributions, measured at the time when made, does not exceed $250,000 in any fiscal year of Borrowers.

8.2.8                                                Disposition of Assets.  Sell, lease, license or otherwise dispose of any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

(i)                                     leases of Serialized Rental Equipment Inventory and other Inventory in the ordinary course of business;

(ii)                                  sales or other dispositions of Serialized Rental Equipment Inventory in the ordinary course of business (including by way of exchange of such Serialized Rental Equipment Inventory for other Serialized Rental Equipment Inventory of an equal or greater fair market value pursuant to original equipment manufacturers’ trade packages in the ordinary course of business), provided that if the Net Cash Proceeds of any single disposition or series of related dispositions of such Property exceed $5,000,000 and such Net Cash Proceeds are not reinvested within 180 days after receipt of such Net Cash Proceeds, such proceeds shall be remitted to Administrative Agent for application to the Loans and other Obligations as provided in subsection 3.3.1;

(iii)                               sales of Inventory (other than Serialized Rental Equipment Inventory) in the ordinary course of business;

(iv)                              sales of Property (other than Accounts or Inventory) with a fair market value or a net book value (whichever is greater) not exceeding $4,000,000 in the aggregate during any consecutive twelve-month period;

(v)                                 transfers of Property to a Borrower by another Borrower or to a Borrower by a Subsidiary of a Borrower;

(vi)                              dispositions of Property that is worn, damaged, uneconomic or obsolete or no longer used or useful, provided that either (A) (I) such Property is replaced with Property which is used or useful in the business of a Borrower or one of its Subsidiaries (other than Foreign Subsidiaries), (II) the replacement Property is acquired or committed to be purchased within 180 days prior to or following the disposition of the Property that is to be replaced and (III) the replacement Property shall be free and clear of Liens other than Liens securing Permitted Purchase Money Indebtedness or (B) the Net Cash Proceeds of such disposition are remitted to Administrative Agent for application to the Loans and other Obligations as provided in subsection 3.3.1;

(vii)                           dispositions in the ordinary course of business of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term “Restricted Investments”;

(viii)                        voluntary terminations of Derivative Obligations in the ordinary course of business; and

(ix)                                the sale of all or part of the assets or business constituting the Studio and Hoist business units of Borrowers in one or more transactions, provided that (A) each such transaction is for a sales price of not less than $10,000,000, (B) the consideration received consists solely of (x) cash or (y) a combination of cash and promissory notes issued by the purchaser of such business (provided, that in the case of consideration consisting of promissory notes, (1) such consideration shall not exceed 35% of the aggregate sales price in the case of the Hoist business and 34% of the aggregate sales price in the case of the Studio business, (2) such promissory notes shall be pledged to Administrative Agent, for the benefit of Lenders, pursuant to a pledge agreement in form and substance reasonably satisfactory to Administrative Agent, (3) all payments of principal, interest and other amounts payable under such promissory notes and that are received by Borrowers or their Subsidiaries shall be remitted to Administrative Agent for application in accordance with subsection 3.3.1(ii) and (4) the aggregate principal amount of all promissory notes received as consideration for all asset sales permitted under this subsection 8.2.8(ix) shall not exceed $7,500,000 at any one time outstanding) and (C) if Borrowers shall have given Administrative Agent written notice prior to the consummation of such sale of Borrowers’ intention to use the Net Cash Proceeds thereof to reinvest in the business of Borrowers through the purchase of assets used or useful in the business of Borrowers, then the Net Cash Proceeds of such sale shall not be required to prepay the Loans; provided further, that if (a) any Default or Event of Default shall have occurred and be continuing on the date such Net Cash Proceeds are received by any Borrower or at the time of such reinvestment or (b) Borrowers shall have failed to complete such reinvestment within 180 days after consummation of the sale of the applicable business unit, then such portion of the

Net Cash Proceeds as has not been reinvested at such time shall, if and to the extent required by subsection 3.3.1, be remitted to Administrative Agent for application in accordance with subsection 3.3.1(ii);

provided, that sales or other dispositions pursuant to the foregoing clauses (iv), (vi) and (viii) shall only be permitted so long as no Default or Event of Default exists at the time of such sale or disposition; and provided, further, that if Administrative Agent shall have delivered a Dominion Notice in accordance with subsection 6.2.4, the Net Cash Proceeds of any sale or disposition pursuant to the this subsection 8.2.8 shall be remitted to Administrative Agent for application to the Loans and other Obligations as provided in subsection 3.3.1.

8.2.9                                                Issuance of Securities.  Issue any additional Securities, except for issuances (i) of Securities of a Borrower (other than Holdings) to another Borrower, (ii) of Securities of Holdings to management and employees of any Borrower, (iii) of Securities of Holdings to Persons that are holders of Securities of Holdings on the Closing Date, (iv) of Securities of Holdings, the Net Cash Proceeds of which are used to purchase Collateral or (v) of Securities of Holdings, the Net Cash Proceeds of which are used to repay the Loans and other Obligations as and to the extent provided in subsection 3.3.2; provided, however, that no Borrower or any of its Subsidiaries may issue Securities consisting of Disqualified Capital Stock; and provided, further, that no issuance shall be permitted pursuant to this subsection if such issuance would result in a Change of Control.

8.2.10                                          Bill-and-Hold Sales, Etc.  Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis, provided that Borrowers may provide rental purchase options to their customers in the ordinary course of business and consistent with past practices, pursuant to which customers may purchase the Rental Equipment Inventory rented by such customers at the expiration of the applicable rental term for a purchase price not less than the fair market value of such Rental Equipment Inventory.

8.2.11                                          Restricted Investment.  Make or have any Restricted Investment.

8.2.12                                          Subsidiaries and Joint Ventures.  Create, acquire or otherwise suffer to exist, any Subsidiary (other than any Subsidiary organized under the laws of Canada) or joint venture arrangement, in each case, not in existence as of the date hereof, except that Borrowers and their Subsidiaries may enter into any joint venture arrangement after the Closing Date so long as (A) such arrangement will not involve, require or result in or otherwise obligate any cash or cash consideration made or to be made by any Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 and no Default or Event of Default shall have occurred and be continuing immediately before or after entering into such arrangement or (B) if such arrangement will involve, require or result in or otherwise obligate any cash or cash consideration made or to be made by any Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000, (x) immediately before and after entering into such arrangement, no Default or Event of Default shall have occurred and be continuing, (y) immediately before and after entering into such arrangement, Borrowers and their Subsidiaries shall have Availability of not less than $25,000,000 for the 90 day period preceding such transaction and, after giving effect to such arrangement, on the date on which the applicable Borrower or Subsidiary enters into such arrangement and (z) Borrower Representative shall submit a certificate of the chief financial officer of Borrower Representative, in such officer’s capacity as such, setting forth reasonably detailed calculations demonstrating compliance with such required pro forma Availability and certifying that the other conditions set forth in this clause (B) have been satisfied; and provided, further, that in no event shall any joint venture arrangement entered into pursuant to this subsection 8.2.12 involve, require or result in or otherwise obligate any cash or cash consideration made or to be made by any Borrower or any of its Subsidiaries in an aggregate amount in excess of $12,000,000.

8.2.13                                          Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Holdings, another Borrower and Borrowers’ Subsidiaries.

8.2.14                                          Organizational Documents.  Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that, in each case, would reasonably be expected to have a Material Adverse Effect.

8.2.15                                          Fiscal Year End.  Change its fiscal year end.

8.2.16                                          Negative Pledges.  Enter into or suffer to exist any agreement limiting the ability of any Borrower or any of its Subsidiaries (i) to voluntarily create Liens upon any of its Property, (ii) to pay dividends or to make any other distribution on any Securities of any Borrower or any of its Subsidiaries, (iii) to pay or prepay or to subordinate any Indebtedness owed to any Borrower or any of its Subsidiaries, (iv) to make loans or advances to any Borrower or any of its Subsidiaries or (v) to transfer any of its property or assets to any Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing, except for the Second Lien Debt Documents as in effect on the Closing Date and any replacements or refinancings thereof (as long as such replacement or refinancing documents contain provisions with respect to the foregoing that are not more restrictive than those contained in the Second Lien Debt Documents as in effect on the Closing Date).

8.2.17                                          Leases.  Become a lessee under any operating lease (other than a lease under which a Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed $35,000,000.  The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

8.2.18                                          Anti-Terrorism Laws. (i)  Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in, nor permit any of their Subsidiaries to engage in or conspire to engage in,  any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Each of the Borrowers shall deliver to Administrative Agent and Lenders any certification or other evidence requested from time to time by Administrative Agent or any Lender, in Administrative Agent’s sole discretion, confirming such Person’s compliance with this subsection 8.2.18.

8.2.19                                          Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business generally conducted by the Borrowers on the date hereof or any business substantially related or incidental thereto or reasonable extensions thereof.

8.2.20                                          Location of Personal Property.  Have at any time personal property at any single location having a total value in excess of the applicable maximum amount payable per occurrence by the Borrowers’ insurance with respect to any loss of such property.

8.3                                 Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that it shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto.  If GAAP changes from the basis used in preparing the audited financial statements delivered to Administrative Agent by Borrowers on or before the Closing Date, Borrowers will provide Administrative Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrowers or upon the request of Administrative Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 9.  CONDITIONS PRECEDENT

9.1                                 Conditions to Initial Loans and Initial Letters of Credit.  Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Administrative Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make the initial Loans, nor shall Administrative Agent be required to issue or procure the initial Letters of Credit unless and until each of the following conditions has been satisfied on or prior to the Closing Date:

9.1.1                                                Documentation.  Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, Syndication Agent and their respective counsel, a duly executed copy of this Agreement and the other Loan

Documents, together with such additional documents, instruments, opinions and certificates as Administrative Agent, Syndication Agent and their respective counsel shall require, all in form and substance satisfactory to Administrative Agent, Syndication Agent and their respective counsel.

9.1.2                                                Real Property.  Administrative Agent shall have received:

(i)                                     ALTA title policies, in form and substance reasonably acceptable to Administrative Agent, with respect to the Mortgages for the properties set forth on Exhibit 7.17; and

(ii)                                  Phase I Environmental Site Assessments by a consultant satisfactory to Administrative Agent reasonably necessary to determine compliance with or liabilities under Environmental Laws of each Property subject to a Mortgage for such properties.

9.1.3                                                Security Interest Matters.  Administrative Agent shall have received:

(i)                                     certified copies of lien search reports for the jurisdictions reasonably requested by Administrative Agent (including UCC, tax and judgment liens and intellectual property filings) listing all effective financing statements or other filings which name as debtor any Borrower or any of its Subsidiaries and which are filed in the offices referred to in clause (ii) below, together with copies of such financing statements (or similar filings in any foreign jurisdiction), none of which, except as otherwise agreed in writing by Administrative Agent, shall cover any of the Collateral or show any Liens other than Permitted Liens; and

(ii)                                  duly executed UCC-3 Termination Statements, mortgage releases and such other instruments, in form and substance satisfactory to Administrative Agent, as shall be necessary to terminate and satisfy all Liens on the Property of the Credit Parties except Permitted Liens.

9.1.4                                                Insurance.  Administrative Agent shall have received evidence, in form, scope, and substance, satisfactory to Administrative Agent, of all insurance coverage as required by this Agreement (including, without limitation a loss payable endorsement naming Administrative Agent and Lenders as loss payees and as additional insureds).

9.1.5                                                Solvency.  Administrative Agent and Syndication Agent shall have determined to their satisfaction that (1) Adjusted Consolidated EBITDA (as defined in Exhibit 8.3) for Holdings and its Subsidiaries for Holdings fiscal year ended December 31, 2003 shall be equal to or greater than $125,000,000, (2) each Borrower is adequately capitalized, (3) the fair saleable value of each Borrower’s assets exceeds its liabilities on the Closing Date and (4) each Borrower will have sufficient working capital to pay its debts as they become due.

9.1.6                                                Payoff of Prior Indebtedness.  Administrative Agent shall have received satisfactory evidence that, after giving effect to the making of the Loans made on the Closing Date and the receipt of the proceeds of the Second Lien Debt, the Prior Indebtedness shall be fully and finally paid.

9.1.7                                                Consents.  Administrative Agent shall have received evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions and related financings contemplated hereby and by the Loan Documents were obtained by Borrowers and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of Administrative Agent could have such effect.

9.1.8                                                Financial Statements.  Administrative Agent shall have received, each in form and substance satisfactory to Administrative Agent and Syndication Agent, (a) a pro forma balance sheet of Holdings dated as at the Closing Date which balance sheet shall reflect no material adverse changes from the most recent pro forma balance sheet of Holdings previously delivered to Administrative Agent and (b) interim monthly financial statements for Holdings as at June 30, 2004.

9.1.9                                                Payment of Fees.  Administrative Agent shall have received, for its account or the account of Syndication Agent, the Co-Lead Arrangers or Lenders, as applicable, payment in full of the fees required to be paid to Administrative Agent, Syndication Agent or Lenders under or in connection with this Agreement on the Closing Date, and Administrative Agent shall have received evidence satisfactory to Administrative Agent that the reasonable fees and expenses of Administrative Agent’s, Syndication Agent’s (subject to the limitations set forth herein) and Lenders’ counsel, financial advisors, appraisers, commercial finance examiners and other advisers incurred or accrued through the Closing Date have been paid.

9.1.10                                          Issuance of Second Lien Debt.  (i) Holdings shall have incurred the Second Lien Debt on terms and conditions satisfactory to Administrative Agent and Syndication Agent and (ii) Administrative Agent shall have received (A) evidence satisfactory to it that Holdings has received gross proceeds of at least $275,000,000 from the incurrence of the Second Lien Debt, (B) copies of all of the Second Lien Debt Documents as in effect on the Closing Date, certified as true and correct copies thereof by a Responsible Officer of Holdings, in such officer’s capacity as such, together with a certificate of a Responsible Officer of Holdings stating that such agreements remain in full force and effect, have not been otherwise amended or modified, and that, to the knowledge of such Responsible Officer, none of the Credit Parties is in breach or default in any of its obligations under such agreements, other than breaches or defaults that, individually and in the aggregate, are of immaterial obligations thereunder, and (C) a duly executed copy of the Intercreditor Agreement.

9.1.11                                          Opening Availability.  Administrative Agent shall have determined that immediately after Lenders have made the initial Loans and after

Administrative Agent has issued or procured the initial Letters of Credit contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than $20,000,000 and Administrative Agent shall have received a Borrowing Base Certificate as of June 30, 2004 setting forth a calculation of such Availability.

9.1.12                                          Material Adverse Change.  As of the Closing Date, since March 31, 2004, there shall not have been any material adverse change, in the reasonable opinion of Administrative Agent and Syndication Agent, in the business, assets, liabilities (actual or contingent), results of operations or financial condition of Holdings and its Subsidiaries taken as a whole and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

9.1.13                                          Appraisals.  Administrative Agent and Syndication Agent shall have received an appraisal, satisfactory to Administrative Agent and Syndication Agent in form and substance, of all of the Serialized Rental Equipment Inventory of Borrowers as of May 31, 2004 and performed by Rouse Asset Services which shall state the orderly liquidation value (expressed as a percentage of net book value) of all such Serialized Rental Equipment Inventory.

9.1.14                                          USA Patriot Act Certificate.  Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, a certificate of a Responsible Officer of Borrower Representative, in such officer’s capacity as such, reasonably satisfactory thereto, for the benefit of Administrative Agent and the Lenders, that sets forth information required by the USA Patriot Act including, without limitation, the identity of Borrowers, the names and addresses of the Borrowers and other information that will allow Administrative Agent or any Lender, as applicable, to identify the Borrowers in accordance with the USA Patriot Act.

9.2                                 Conditions to all Loans and Letters of Credit.  Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Administrative Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Administrative Agent be required to issue or procure any Letter of Credit unless and until each of the following conditions has been and continues to be satisfied:

9.2.1                                                Representations and Warranties; No Default.  At the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, (i) the representations and warranties contained in Section 7 and in each other Loan Document delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit shall be true and correct in all material respects on and as of such date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing.

9.2.2                                                Second Lien Debt Documents.  The making of such Loan or the issuance of such Letter of Credit shall not contravene, violate or result in a default under the Second Lien Debt Documents.

9.2.3                                                Borrowing Base Certificate.  Administrative Agent shall have received the most recent Borrowing Base Certificate required to be delivered pursuant to subsection 8.1.4.

The request or deemed request by Borrower Representative to the Administrative Agent for a borrowing pursuant to Section 1 (including the issuance of a Letter of Credit), and the Borrowers’ acceptance of the proceeds of thereof, and the issuance of each Letter of Credit, shall each be deemed to be a representation and warranty by each Credit Party on the date of such Loan or the date of issuance of such Letter of Credit that each of the foregoing conditions has been satisfied.

Without limiting the generality of the provisions of this Section 9, for purposes of determining compliance with the conditions specified in this Section 9 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Syndication Agent or a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 10.  EVENTS OF DEFAULT;
RIGHTS AND REMEDIES ON DEFAULT

10.1                           Events of Default.  The occurrence of one or more of the following events shall constitute an “Event of Default”:

10.1.1                                          Payment of Obligations.  Borrowers or any of their Subsidiaries shall fail to pay any of the Obligations hereunder or under any Note or under any other Loan Document on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

10.1.2                                          Misrepresentations.  Any representation, warranty or other statement made or furnished to Administrative Agent or any Lender by or on behalf of any Borrower or any Subsidiary of any Borrower in this Agreement or any of the other Loan Documents proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to subsection 7.2 hereof.

10.1.3                                          Breach of Specific Covenants.  Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.2, 8.1.4, 8.1.8, 8.2 or 8.3 hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in subsection 8.1.3 or 8.1.6 hereof within 10 days following the date on which Borrowers are required to perform, keep or observe such covenant.

10.1.4                                          Breach of Other Covenants.  Any Borrower or any of its Subsidiaries shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in subsection 10.1 hereof) or any of the other Loan Documents and the breach of such other covenant is not cured within 15 days.

10.1.5                                          Other Defaults.  There shall occur any default or event of default on the part of any Borrower or any Subsidiary of any Borrower under any agreement, document or instrument to which such Borrower or such Subsidiary of such Borrower is a party or by which such Borrower or such Subsidiary of such Borrower or any of its Property is bound, evidencing or relating to (a) any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $2,500,000, if the payment or maturity of such Indebtedness is or could be accelerated (or the applicable Derivative Obligation could be terminated) in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof or (b) the Second Lien Debt.

10.1.6                                          Insolvency and Related Proceedings.

(i)                                     Any Borrower or any Subsidiary of any Borrower shall (A) be unable generally to pay its debts as they become due; (B) make any offer of settlement, extension or composition to their respective unsecured creditors generally; (C) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the U.S. federal bankruptcy laws, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (D) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; or (E) make an assignment for the benefit of creditors;

(ii)                                  an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Borrower or any Subsidiary of any Borrower or for any other relief under the U.S. bankruptcy laws or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within thirty (30) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(iii)                               a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Borrower or any Subsidiary of any Borrower or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Borrower or any Subsidiary of any Borrower;

(iv)                              any Borrower or any Subsidiary of any Borrower (other than any Inactive Subsidiary) shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation;

(v)                                 any Borrower or any Subsidiary of any Borrower shall take any corporate action in furtherance of any of the matters described in the foregoing clauses (i) through (iv).

10.1.7                                          Business Disruption; Condemnation.  (i) There shall occur a cessation of a substantial part of the business of any Borrower or any Subsidiary of any Borrower for a period which materially adversely affects Borrowers’ and their Subsidiaries’ capacity, taken as a whole, to continue their business on a profitable basis; or (ii) any Borrower or any Subsidiary of any Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Borrower or any Subsidiary of any Borrower which is necessary to the continued or lawful operation of its business if such loss or revocation could reasonably be expected to have a Material Adverse Effect; or (iii) any Borrower or any Subsidiary of any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs, which injunction, restraint or prevention materially adversely affects Borrowers’ and their Subsidiaries’ capacity, taken as a whole, to continue their business on a profitable basis; or (iv) any material lease or agreement pursuant to which any Borrower or any Subsidiary of any Borrower, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or (v) any material portion of the Collateral shall be taken through condemnation or the value of such material portion of the Collateral shall be impaired through condemnation.

10.1.8                                          Change of Control.  A Change of Control shall occur.

10.1.9                                          ERISA Event. An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iv) a Lien is reasonably expected to arise in accordance with the provisions of ERISA against the assets of any Borrower, any Subsidiary thereof or any ERISA Affiliate.

10.1.10                                    Challenge to Agreement.  Any Borrower or any Subsidiary of any Borrower, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent.

10.1.11                                    Criminal Forfeiture.  Any Borrower or any Subsidiary of any Borrower shall be criminally indicted or convicted under any law that could reasonably be expected to lead to a forfeiture of any material portion of the Collateral, and in the case of any indictment, such indictment is not dismissed within one hundred twenty (120) days.

10.1.12                                    Judgments.  Any money judgment, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Borrower or any Subsidiary of any Borrower, or any of their respective Property (i) in the case of money judgments, in an amount of $1,500,000 or more for any single judgment, attachment or process or $7,500,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 60 days.

10.1.13                                    Material Adverse Effect.  Any event occurs which reasonably could be expected to have a Material Adverse Effect.

10.1.14                                    Intercreditor Arrangements.  (i) any of the Obligations of any Credit Party under the Loan Documents for any reason shall cease to be permitted under the Second Lien Debt Documents or in any agreement evidencing any refinancing thereof as permitted under the terms of the Loan Documents, other than as a result, directly or indirectly, of any acts or omissions of Administrative Agents or Lenders or (ii) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of the Second Lien Debt or any refinanced Indebtedness thereof as permitted under the terms of the Loan Documents other than as a result, directly or indirectly, of any acts or omissions of Administrative Agent or the discharge of Second Lien Obligations (as defined in the Intercreditor Agreement).

10.1.15                                    Loan Documents; Liens.  Any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Credit Party intended to be a party thereto; or any Security Document shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Administrative Agent for the benefit of Administrative Agent and Lenders on any material portion of the Collateral purported to be covered thereby.

10.2                           Acceleration of the Obligations.  Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Administrative Agent or Majority Lenders be terminated and/or (ii) Administrative Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Administrative Agent or any Lender, and Borrowers shall forthwith pay to Administrative Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.6 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Administrative Agent or any Lender; provided further that the foregoing shall not apply to Product Obligations, which shall only be accelerated by the parties to the agreement evidencing such Product Obligations and in accordance with the terms of such agreement.

10.3                           Other Remedies.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have and may (and, at the direction of the Majority Lenders, shall) exercise from time to time the following other rights and remedies:

10.3.1                                          All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Administrative Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

10.3.2                                          The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at Borrowers’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Administrative Agent for storage thereof).

10.3.3                                          The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with only such notice, if any, as may be required by law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its sole discretion, may deem advisable.  Administrative Agent may, at Administrative Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale.  Borrowers agree that, if any notice is required, 10 days’ written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Administrative Agent may designate in said notice.  Administrative Agent shall have the right to conduct such sales on any Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law.  Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.  The proceeds realized from the sale of any Collateral may be applied first to the costs, expenses and attorneys’ fees incurred by Administrative Agent in collecting the Obligations, in enforcing the rights of Administrative Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations.  If any deficiency shall arise, each Borrower shall remain jointly and severally liable to Administrative Agent and Lenders therefor.

10.3.4                                          Administrative Agent is hereby granted a license or other right to use, without charge, each Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit.

10.3.5                                          Administrative Agent may, at its option, require Borrowers to deposit with Administrative Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Administrative Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby).  Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Portion.  Any such deposit or advance shall be held by Administrative Agent as a reserve to fund future drawings against such Letters of Credit.  At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

10.4                           Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries) and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations.  Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Administrative Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

10.5                           Remedies Cumulative; No Waiver.  All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Administrative Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Administrative Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained.  The failure or delay of Administrative Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Administrative Agent and each Lender have been fully satisfied.  None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent (with such consent of the Lenders as is required hereunder) and directed to Borrowers.

SECTION 11.  ADMINISTRATIVE AGENT

11.1                           Authorization and Action.  Each Lender hereby appoints and authorizes Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Each Lender hereby acknowledges that Administrative Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Administrative Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Administrative Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Administrative Agent shall be fully justified in failing or refusing to take any action which exposes Administrative Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Administrative Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action.  If Administrative Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Administrative Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Administrative Agent to act or refrain from acting pursuant hereto.

11.2                           Administrative Agent’s and Syndication Agent’s Reliance, Etc.  Neither Administrative Agent, Syndication Agent, nor any Affiliate of Administrative Agent or Syndication Agent  nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except (x) for its or their own gross negligence or willful misconduct, as determined by a final non-appealable (or the time for appeal for which has run) judgment of a court of competent jurisdiction or (y) to the extent resulting from a claim brought by any Borrower against it for breach in bad faith of its obligations hereunder, if such Borrower has obtained a final non-appealable (or the time to appeal for which has run) judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limitation of the generality of the foregoing, each of Administrative Agent and Syndication Agent:  (i) may treat each Lender party hereto as the holder of Obligations until Administrative Agent receives written notice of the assignment or transfer or such lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Administrative Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default;  (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;  (vi) shall not be liable to any Lender for any action taken, or inaction, by Administrative Agent upon the instructions of Majority Lenders pursuant to subsection 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan

Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Administrative Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.  In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

11.3                           BofA and Affiliates.  With respect to its commitment hereunder to make Loans and with respect to all other rights and remedies hereunder of the “Lender,” “Lenders” or “Majority Lenders”, BofA shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent.  BofA and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if BofA were not Administrative Agent and without any duty to account therefor to any other Lender.

11.4                           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Administrative Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.

11.5                           Indemnification.  Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by Borrowers.  The obligations of Lenders under this subsection 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement.  If after payment and distribution of any amount by Administrative Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Administrative Agent any amount found to have been wrongfully paid to Administrative Agent and disbursed by Administrative Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Administrative Agent for all such amounts.

11.6                           Rights and Remedies to Be Exercised by Administrative Agent Only.  Each Lender agrees that, except as set forth in subsection 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

11.7                           Agency Provisions Relating to Collateral.  Each Lender authorizes and ratifies Administrative Agent’s entry into this Agreement, the Security Documents and the other Loan Documents for the benefit of Lenders.  Each Lender agrees that any action taken by Administrative Agent with respect to the Collateral in accordance with the provisions of this Agreement, the Security Documents or the other Loan Documents, and the exercise by Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Administrative Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders.  Lenders hereby irrevocably authorize Administrative Agent, at its option and in its sole discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrowers certify to Administrative Agent that the sale or disposition is made in compliance with subsection 8.2.8 hereof (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Administrative Agent at the direction of all Lenders or (vi) if such release is permitted by the terms of the Intercreditor Agreement.  Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Administrative Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Administrative Agent in this subsection 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Administrative Agent’s own interest in the Collateral as a Lender and that Administrative Agent shall have no duty or liability whatsoever to any Lender.

11.8                           Right to Purchase Commitments.  If, in connection with any proposed amendment, modification, termination or waiver of or to any of the provisions of this Agreement or the other Loan Documents Lenders whose consent is required is not obtained, then Administrative Agent shall have the right (but not the obligation) to, or at Borrowers’ request, Administrative Agent or an Eligible Assignee reasonably acceptable to Administrative Agent and Borrowers shall have the right (but not the obligation) to, purchase from such Lender, and each such Lender shall, upon such request, sell and assign to Administrative Agent or such Eligible Assignee, all of such Lender’s outstanding Loans and Loan Commitments hereunder for a purchase price equal to the principal balances of the outstanding Loans and all accrued interest and fees with respect thereto through the date of sale pursuant to an Assignment and Assumption Agreement, without premium or discount.

11.9                           Right of Sale, Assignment, Participations.  Borrowers hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:

11.9.1                                          Sales, Assignments.  Each Lender hereby agrees that, with respect to any sale or assignment (i) except in the case of a sale or assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it, no such sale or assignment shall be for an amount of less than $6,000,000, unless otherwise consented to by the Administrative Agent and, in the absence of a Default or Event of Default, Borrowers, (ii) Administrative Agent and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not a Lender or Affiliate of a Lender, (iii) the assigning Lender shall pay to Administrative Agent a processing and recordation fee of $3,500, (iv) Administrative Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Assumption Agreement, (v) such sale or assignment shall be on a pro rata basis among all Revolving Loans, Revolving Loan Commitments, Term Loans and Term Loan Commitments and (vi) such sale or assignment shall be to an Eligible Assignee.  After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.  Notwithstanding the foregoing, (i) the provisions of this subsection 11.9.1 shall not apply to sales or assignments pursuant to subsection 11.8 and (ii) any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.9.2                                          Participations.  Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Administrative Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.

11.9.3                                          Certain Agreements of Borrowers.  Borrowers agree that (i) they will assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of subsection 12.13 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.

11.9.4                                          Non U.S. Resident Transferees.  If, pursuant to this subsection 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United

States or any state or political subdivision thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Administrative Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Administrative Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Administrative Agent and Borrowers either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all payments made hereunder or under any other Loan Document), and (iii) agree (for the benefit of the transferor Lender, Administrative Agent and Borrowers) to provide the transferor Lender, Administrative Agent and Borrowers a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

11.9.5                                          Register.  Administrative Agent shall maintain, on behalf of Borrowers, a “register” for recording the name, address, Obligations and principal and interest owing to each Lender (which register may be the Loan Account).  The entries in such register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Each Borrower, Administrative Agent and each Lender shall treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The Obligations are registered and the right, title and interest of any Lender and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register (and each Note shall expressly so provide).  This subsection 11.9.5  shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations.  The register described herein shall be available for inspection by any Borrower or any Lender, at any reasonable time upon reasonable prior notice.

11.10                     Amendment.  No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following:  (1) increase the aggregate Loan Commitments, or any Lender’s Revolving Loan Commitment, or Term Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder (including any fees) or under any Note, other than those payable only to BofA in its capacity as Administrative Agent, which may be reduced by BofA unilaterally, (3) decrease any interest rate or amount of interest payable hereunder, (4) extend the maturity of the Term, or postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder (including any fees) or under any Note, other than those payable only to BofA in its capacity as Administrative Agent, which may be postponed by BofA unilaterally, (5) increase any of the percentages contained in the definition of the term Borrowing Base or to decrease the amount contained in the definition of the term the Availability Reserve, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Borrower from the Obligations or release or discharge any other Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term Majority Lenders, (10) amend subsections 1.1.2, 3.4.2 or this subsection 11.10, (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to subsection 11.7 hereof, (12) permit the sale, assignment or transfer by any Borrower of its interest in this Agreement or any of the Obligations, or any portion thereof, including, without limitation, such Borrower’s rights, title, interests, remedies, powers and duties hereunder, (13) subordinate any Lien of Administrative Agent in any material portion of the Collateral to the Lien of any other Person or (14) amend subsection 11.9.1(vi) to permit non-pro-rata assignments; or (ii) in writing and signed by Administrative Agent in addition to the Lenders required above to affect the rights or duties of Administrative Agent under this Agreement, any Note or any other Loan Document.  If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the sole discretion of Administrative Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

11.11                     Resignation of Administrative Agent; Appointment of Successor.  Administrative Agent may resign as Administrative Agent by giving not less than thirty (30) days’ prior written notice to Lenders and Borrowers.  If Administrative Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Administrative Agent’s notice to Lenders and Borrowers of its resignation, then Administrative Agent shall appoint a successor agent who shall serve as Administrative Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers’ consent as set forth above, provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this subsection 11.11.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Administrative Agent and the term “Administrative Agent” shall mean such successor effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.  After the resignation of any Administrative Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Administrative Agent and such former Administrative Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Administrative Agent under this Agreement.

11.12                     Audit and Examination Reports; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(i)                                     is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Administrative Agent;

(ii)                                  expressly agrees and acknowledges that Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(iii)                               expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel;

(iv)                              agrees to keep all Reports confidential and strictly for its internal use, and not to distribute Reports except in accordance with the provisions of subsection 12.13; and

(v)                                 without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’

fees and expenses) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

11.13                     Syndication Agent; Co-Documentation Agents.  Each Lender hereby designates Wachovia Bank, National Association as Syndication Agent, and designates Merrill Lynch Capital, A Division of Merrill Lynch Business Financial Services, Inc., and General Electric Capital Corporation, as Co-Documentation Agents.  Except as expressly set forth in subsection 9.1 and this Section 11, Syndication Agent and Co-Documentation Agents, in their respective capacities as such, shall have no rights, powers, duties or responsibilities and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against any such entity, in its capacity as such.  If the Syndication Agent or a Co-Documentation Agent resigns, as such agent, no successor syndication agent or co-documentation agent shall be appointed.

11.14                     No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their affiliates or agents, the Loan Documents or the transactions hereunder:  (1) any identity verification procedures, (2) any record keeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

11.15                     USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

11.16                     Withholding.  To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify

Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 12.  MISCELLANEOUS

12.1                           Power of Attorney.  Each Borrower hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this subsection 12.1, and Administrative Agent, or Administrative Agent’s agent, may, without notice to any Borrower and in any Borrower’s or Administrative Agent’s name, but at the cost and expense of Borrowers:

12.1.1                                          At such time or times as Administrative Agent or said agent, in its sole discretion, may determine, endorse any Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Administrative Agent or under Administrative Agent’s control.

12.1.2                                          At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii), and (ix) below), as Administrative Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable, and at Administrative Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower’s stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill any Borrower’s obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

12.2                           Indemnity.  Each Borrower hereby agrees to defend, indemnify and hold Administrative Agent, Syndication Agent, the Co-Lead Arrangers and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents, attorneys in fact and Affiliates (each, an “Indemnitee”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, without limitation, reasonable attorneys’ fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of Administrative Agent or replacement of any Lender)  be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency, bankruptcy or similar proceeding) related to or arising out of this Agreement, any other Loan Document, the Loans, or the use of the proceeds thereof, or the Collateral whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that no Borrower shall have any obligation hereunder to any Indemnified  Person with respect to Indemnified Liabilities resulting solely from (x) the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable (or the time to appeal for which has run) judgment of a court of competent jurisdiction or (y) a claim brought by any Borrower against such Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder, if such Borrower has obtained a final non-appealable (or the time to appeal for which has run) judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnitee by any Person under any Environmental Laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances.  Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this subsection 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.3                           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.4                           Successors and Assigns.  This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Administrative Agent and each Lender permitted under subsection 11.9 hereof.  Notwithstanding anything to the contrary herein, no Borrower may sell, assign or otherwise transfer any of its interest in this Agreement or any of the Obligations, or any portion thereof, including, without limitation, such Borrower’s rights, title, interests, remedies, powers and duties hereunder, unless such sale, assignment or other transfer is approved in a writing signed by each Lender and Administrative Agent; provided that this subsection shall not prohibit mergers of Borrowers that are expressly permitted by subsection 8.2.1.

12.5                           Cumulative Effect; Conflict of Terms.  The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement.  Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.6                           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.7                           Notice.  Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto or pursuant to any other Loan Document, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days’ after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A)	If to Administrative Agent:	Bank of America, N.A.
One South Wacker Drive
Suite 3400
Chicago, Illinois 60606
Attention: Loan Administration Manager
Facsimile No.: (312) 332-6537

With a copy to:		Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: Seth E. Jacobson
Facsimile No.: (312) 407-0889

(B)	If to Borrowers:	c/o National Equipment Services, Inc.
8770 West Bryn Mawr
4th Floor
Chicago, IL 60631
Attention: Chief Financial Officer
Facsimile No.: 773-714-0650

With a copy to:		Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: H. Kurt von Moltke, P.C.
Facsimile: 312-861-2200

(C)                                If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Assumption Agreement,

or to such other address as each party may designate for itself by notice given in accordance with this subsection 12.7; provided, however, that any notice, request or demand to or upon Administrative Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Administrative Agent or such Lender.

12.8                           Consent.  Whenever Administrative Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Administrative Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

12.9                           Credit Inquiries.  Borrowers hereby authorize and permit Administrative Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.

12.10                     Time of Essence.  Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

12.11                     Entire Agreement.  This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.12                     Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.13                     Confidentiality.  Administrative Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Administrative Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure (i) to its Affiliates, (ii) as reasonably required by a participant or assignee or prospective participant or assignee in connection with the participation or assignment or contemplated participation or assignment, and shall require any such participant or assignee to agree to comply with this subsection 12.13, or (iii) as required or requested by any governmental authority or representative thereof or pursuant to legal process.

12.14                     GOVERNING LAW; CONSENT TO FORUM.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE STATE OF NEW YORK, OR, AT ADMINISTRATIVE AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND ADMINISTRATIVE AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER

OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.15                     WAIVERS BY BORROWERS.  EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT OR ANY LENDER ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER ADMINISTRATIVE AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO ADMINISTRATIVE AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ADMINISTRATIVE AGENT TO EXERCISE ANY OF ADMINISTRATIVE AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT ADMINISTRATIVE AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS.  EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.16                     Advertisement.  Borrowers hereby authorize Administrative Agent to publish the name of Borrowers and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Administrative Agent elects to publish.

12.17                     Reimbursement.  The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several.  To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess.  This subsection 12.17 is intended only to define the relative rights of Borrowers, and nothing set forth in subsection 12.17 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof.  Notwithstanding anything to the contrary set forth in this subsection 12.17 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”).  Consequently, each Borrower, Administrative Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

12.18                     Holdings as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for itself (the “Borrower Representative”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Borrower Representative.  Each Borrower hereby irrevocably appoints and authorizes Borrower Representative (i) to provide to Administrative Agent and receive from Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under the Loan Documents and (ii) to take such action on its behalf as Borrower Representative deems appropriate to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that none of Administrative Agent nor Lenders shall incur liability to Borrowers as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce Administrative Agent and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided,

(b) Administrative Agent and Lenders relying on any instructions of Borrower Representative, or (c) any other action taken by Administrative Agent or any Lender hereunder or under the other Loan Documents.

12.19                     Recovery.  To the extent any payment received by Administrative Agent or any Lender with respect to the Obligations (whether by or on behalf of any Borrower or any other person, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to any Borrower (a “Recovery”), then the Obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred and, if this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of Borrowers from such date of reinstatement.

12.20                     References to Intercreditor Agreement.  References to the Intercreditor Agreement herein are intended to define the relative rights and obligations of Lenders and Administrative Agent vis-à-vis the holders of the Second Lien Debt only, and shall not impart any rights on any Borrower.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

Borrowers:

NES RENTALS HOLDINGS, INC.
NATIONAL EQUIPMENT SERVICES, INC.
NES REAL ESTATE MANAGEMENT, INC.
NES IT SERVICES, INC.
NES EQUIPMENT SERVICES CORPORATION
REBEL STUDIO RENTALS, INC.
NES SHORING ACQUISITION, INC.
NES MANAGEMENT SERVICE CORPORATION
NES INDIANA PARTNERS, INC.
FALCONITE REBUILD CENTER, INC.
NES PARTNERS, INC.

By:
Name:
Title:

NES TRAFFIC SAFETY, L.P.
NES EQUIPMENT RENTAL, L.P.
By: NES INDIANA PARTNERS, INC.

By:
Name:
Title:

NES COMPANIES, L.P.
By: NES PARTNERS, INC.

By:
Name:
Title:

S-1

BANK OF AMERICA, N.A.
as Administrative Agent and as a Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as a Lender and as
Syndication Agent

By:
Name:
Title:

MERRILL LYNCH CAPITAL, A
DIVISION OF MERRILL LYNCH
BUSINESS FINANCIAL SERVICES,
INC., as a Lender and as Co-Documentation
Agent

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender and as Co-
Documentation Agent

By:
Name:
Title:

THE CIT GROUP/BUSINESS CREDIT,
INC., as a Lender

By:
Name:
Title:

WELLS FARGO FOOTHILL, LLC, as a
Lender

By:
Name:
Title:

PNC BANK, NATIONAL
ASSOCIATION, as a Lender

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as a
Lender

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:
Name:
Title:

APPENDIX A

GENERAL DEFINITIONS

When used in the Loan and Security Agreement dated as of August 17, 2004, by and among NES Rentals Holdings, Inc. and certain subsidiaries of NES Rentals Holdings, Inc., as borrowers, the financial institutions party thereto, as lenders, Wachovia Bank, National Association as syndication agent, Merrill Lynch Capital, A Division of Merrill Lynch Business Financial Services, Inc. and General Electric Capital Corporation, as co-documentation agents, and Bank of America, N.A., as administrative agent, (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Proceeds, Securities Account, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined in this Appendix A have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account Debtor - any Person who is or may become obligated under, or in connection with, or on account of, any Account, Contract Right, Chattel Paper, General Intangible or any Supporting Obligation in respect thereof.

Administrative Agent - as defined in the preamble to the Agreement.

Administrative Agent Loans - as defined in subsection 1.1.5 of the Agreement.

Affiliate - a Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments, provided, that, if the aggregate Loan Commitments have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans and Term Loans and its interest in the LC Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Credit Loans, Term Loans and LC Obligations.

Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

ALTA Survey - a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys”.  The ALTA Survey shall be in sufficient form to satisfy the requirements of Chicago Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate.  The ALTA Survey shall contain the following certification:  “To [Name of Applicable Borrower], Bank of America, N.A., as Administrative Agent, and                   Title Insurance Company.  This is to certify that this map of plat and the survey on which it is based were made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1997.  (signed (SEAL) License No.                   .”

Anti-Terrorism Law  – the USA Patriot Act or any other statute, regulation, executive order, or other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

Applicable Margin – from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Revolving Portion, the Base Rate Term Portion, the LIBOR Revolving Portion, the LIBOR Term Portion and the Unused Line Fee:

Base Rate Revolving Portion	.50%
Base Rate Term Portion	.50%
LIBOR Revolving Portion	2.5%
LIBOR Term Portion	2.5%
Unused Line Fee	0.375%

The percentages set forth above will be adjusted on the first day of the month following delivery by Borrowers to Administrative Agent of the quarterly financial statements required to be delivered pursuant to subsection 8.1.3(ii)(B) of the Agreement for each fiscal quarter during the Term, commencing with the fiscal quarter ending March 31, 2005 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the four quarters most recently ending in accordance with the following:

Financial Measurement (Total Funded Senior Leverage Ratio)	Level of Applicable Margins:
> 4.00	Level I
> 3.75, but < 4.00	Level II
> 3.25, but < 3.75	Level III
< 3.25	Level IV

	Level I	Level II	Level III	Level IV
Base Rate Revolving Portion	1.00%	0.75%	.50%	.25%
LIBOR Revolving Portion	3.00%	2.75%	2.50%	2.25%
Base Rate Term Portion	1.00%	0.75%	.50%	.25%
LIBOR Term Portion	3.00%	2.75%	2.50%	2.25%
Unused Line Fee	0.50%	0.375%	0.375%	0.25%

provided that, (i) if Holdings audited financial statements for any fiscal year delivered pursuant to subsection 8.1.3(ii)(A) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the quarterly financial statements previously delivered pursuant to subsection 8.1.3(ii)(B) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated and (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(ii)(A) or subsection 8.1.3(ii)(B) of the Agreement on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date.  For purposes hereof, “Financial Measurement” shall mean the Total Funded Senior Leverage Ratio.

Approved Fund - any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit (including, to the extent such Person becomes a Lender prior to the termination of the aggregate Loan Commitments, revolving loans) in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement - an assignment and assumption agreement in the form of Exhibit 11.9 or otherwise in form and content reasonably acceptable to Administrative Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Loan Commitment or Term Loan Commitment, as permitted pursuant to the terms of this Agreement.

Audit – an audit,  inspection, valuation or field examination of the Properties (including the books and records) of Borrowers and their Subsidiaries or the Collateral performed by Administrative Agent or its representative, which may include making extracts from such books and records and discussing with the officers, employees and independent accounts of any Borrower or its Subsidiary, the business, assets, liabilities, financial condition, business prospects and results of operations of such Borrower or Subsidiary.

Automotive Account Debtor – each Account Debtor engaged in the automotive business listed on Exhibit 9.0 to the Agreement, as such Exhibit may be supplemented from time to time by Borrowers with the prior written consent of Administrative Agent in its sole discretion.

Availability - the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Administrative Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Amount, the Outstanding LC Obligations and any reserves is subtracted from the lesser of (i) the Revolving Credit Maximum Amount minus the Equipment Acquisition Reserve and (ii) the Borrowing Base.  If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

Availability Reserve  – $20,000,000.

Available Liquidity – the sum of Availability plus cash in deposit accounts meeting either of the following two conditions:  (x) such deposit account is maintained at Bank and is subject to a first priority security interest in favor of Administrative Agent subject only to bankers liens (including those liens described in clause (xiii) of subsection 8.2.5) and liens junior to the lien of the Administrative Agent that are otherwise permitted to be incurred hereunder or (y) such deposit account is maintained with any other bank or financial institution and is (i) subject to a first priority security interest in favor of the Administrative Agent subject only to bankers liens (including those liens described in clause (xiii) of subsection 8.2.5) and liens junior to the lien of the Administrative Agent that are otherwise permitted to be incurred hereunder; and (ii) subject to a control agreement in favor of Administrative Agent.

Bank – BofA.

Bank Product Provider - each of Administrative Agent, Bank, Wachovia Bank, any other Lender and any Affiliate of Administrative Agent, Bank, Wachovia Bank or any other Lender, in each case, as provider of the products or services described in the definition of “Product Obligations.”

Base Rate – as of any date of determination, the greater of (i) the Prime Rate and (ii) the Fed Funds Rate plus .50% per annum.

Base Rate Portion - a Base Rate Term Portion or a Base Rate Revolving Portion.

Base Rate Revolving Portion - that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.

Base Rate Term Portion - that portion of the Term Loan that is not subject to a LIBOR Option.

Blocked Person – as defined in subsection 7.1.31(ii) of the Agreement.

BofA – as defined in the preamble to the Agreement.

Borrower – as defined in the preamble to the Agreement.

Borrower Representative – as defined in subsection 12.18 of the Agreement.

Borrowing Base - as at any date of determination thereof, an amount equal to the sum of (without duplication):

(i)                                     eighty five percent (85%) of the net amount of Eligible Accounts, plus

(ii)                                  the lesser of (A) $7,500,000 or (B) fifty percent (50%) of the net amount of Eligible Unbilled General Rental Accounts, plus

(iii)                               the lesser of (A) one hundred percent (100%) of the net book value of Eligible Serialized Rental Equipment Inventory or (B) seventy-five percent (75%) of the Net Orderly Liquidation Value of Eligible Serialized Rental Equipment Inventory; minus

(iv)                              the Term Loan Reserve at such time, minus

(v)                                 the Availability Reserve, minus

(vi)                              reserves, if any, established by Administrative Agent in its Permitted Discretion.

For purposes hereof, (1) the net amount of Eligible Accounts or Eligible Unbilled General Rental Accounts (as applicable) at any time shall be the face amount of such Eligible Accounts or Eligible Unbilled General Rental Accounts (as applicable) less bonding subrogation rights to the extent not cash collateralized, any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Rental Equipment Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

Borrowing Base Certificate - a certificate by the chief financial officer or treasurer of Borrower Representative, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit 8.1.4 to the Agreement (or another form acceptable to Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Administrative Agent.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Administrative Agent; provided, that Administrative Agent shall have the right to review and adjust, in the exercise of its Permitted Discretion, any such calculation after giving notice thereof to Borrowers, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Administrative Agent determines that such calculation is not in accordance with this Agreement.

Borrowing Base Party – each Borrower and each subsidiary of each Borrower which is organized under the laws of United States of America (or a political subdivision thereof).  At the election of Borrowers, NES Canada shall be a Borrowing Base Party after the Closing Date if: (a) Administrative Agent receives a Collateral exam and third party appraisal relating to the assets and properties of NES Canada with results satisfactory to Administrative Agent and (b) Administrative Agent receives such documents, instruments, agreements and legal opinions as Administrative Agent requests to (i) cause NES Canada to be liable for, and satisfy Administrative Agent that it is liable for, all of Borrowers’ Obligations under the Loan Documents and (ii) cause Administrative Agent to obtain, and satisfy Administrative Agent that Administrative Agent has obtained, a first priority perfected security interest in the equity and assets of NES Canada.

Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin, the State of Illinois or the State of New York or is a day on which banking institutions located in either of such states are closed, provided that with respect to the borrowing, prepayment or continuation of, or determination of the interest rate on, any LIBOR Portion, Business Day shall include a London Banking Day.

Capital Expenditures – cash expenditures made for the acquisition or improvement of capital assets as determined in accordance with GAAP.

Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Change of Control – each occurrence of any of the following:

(a)                                  the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than any Permitted Holder) of beneficial ownership of more than 20% of the aggregate outstanding Voting Stock of Holdings;

(b)                                 during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings was approved by a vote of at least a majority the directors of Holdings then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of Holdings;

(c)                                  Holdings shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 100% of the aggregate Voting Stock of each other Borrower and its Subsidiaries, free and clear of all Liens (other than any Liens granted under the Loan Documents and Permitted Liens), except to the extent resulting from a transaction specifically permitted under subsection 8.2.1 of the Agreement; and

(d)                                 any “Change of Control” (or similar term) as defined in the Second Lien Debt Documents shall occur.

Closing Date – August 17, 2004.

Code -the Internal Revenue Code of 1986, as amended.

Co-Lead Arrangers – each of Banc of America Securities LLC and Wachovia Capital Markets, LLC.

Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure or purport to secure the payment and performance of any of the Obligations.

Collection Account – as defined in subsection 6.2.4 of the Agreement.

Collection Bank– as defined in subsection 6.2.4 of the Agreement.

Compliance Certificate - as defined in subsection 8.1.3 of the Agreement.

Computer Hardware and Software - all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Contaminant - any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

Contingent Obligation - with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Contract Right - any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Credit Facility - means, with respect to any Borrower or any Subsidiary of any Borrower, one or more debt facilities, debt securities sales arrangements or commercial paper facilities, in each case with, or sold to, banks or other institutional lenders or investors providing for term loans or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions from time to time, and any agreement (and related documents and instruments) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such debt or successor debt, whether by the same or any other lender or investor or group of lenders or investors.

Credit Party – each Borrower.

Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - as defined in subsection 2.1.2 of the Agreement.

Defaulting Lender – as defined in subsection 3.1.3 of the Agreement.

Derivative Obligations – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodity values, equity values or other indices.

Disqualified Capital Stock – shall mean any Security  which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the last day of the Term, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Securities referred to in (a) above, in each case at any time prior to the first anniversary of the last day of the Term, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, (d) requires cash Distributions prior to one year after the last day of the Term, (e) does not provide that any claims of any holder of such Security may have against any Borrower (including any claims as a judgment creditor or other creditor in respect of claims for the breach of any covenants contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to the Majority Lenders, (f) provides the holders of such Security thereof with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary of the date on which the Obligations have been paid in full in cash, unless the rights to receive such cash are contingent upon the prior payment in full in cash of the Obligations or (g) is prohibited by the terms of the Agreement.

Distribution - in respect of any Person means and includes: (i) the direct or indirect payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the repurchase, redemption, retirement, defeasance, sinking fund or similar payment or other purchase or acquisition for value of Securities of such Person, as the case may be.

DOL - the United States Department of Labor or any successor department or agency.

Dominion Account - a special bank account or accounts of Administrative Agent established by Borrowers or any one of them pursuant to subsection 6.2.4 of the Agreement at banks selected by Borrower Representative, but acceptable to Administrative Agent in its sole discretion, and over which Administrative Agent shall have sole and exclusive access and control for withdrawal purposes.

Dominion Event – the existence of either of the following (i) an Event of Default has occurred and is continuing or (ii) Availability is less than $20,000,000 (the “Initial Dominion Availability Trigger”), provided that the Initial Dominion Availability Trigger shall be increased up to a maximum of $45,000,000 as follows: (x) for each dollar that the Equipment Acquisition Reserve is reduced in accordance with the terms of the definition thereof, the Initial Dominion Availability Trigger shall be increased by an amount equal to 50% of such reduction in the Equipment Acquisition Reserve and (y) on the date that the Equipment Acquisition Reserve is reduced to zero, the Initial Dominion Availability Trigger as then in effect shall be increased to $45,000,000.

Dominion Notice - as defined in subsection 6.2.4 of the Agreement.

Eligible Account - an Account arising in the ordinary course of the business of any Borrowing Base Party from the sale of goods or rendition of services which Administrative Agent, in its Permitted Discretion, deems to be an Eligible Account.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i)                                     it arises out of a sale made or services rendered by a Borrowing Base Party to a Subsidiary of a Borrowing Base Party or an Affiliate of a Borrowing Base Party or to a Person controlled by an Affiliate of a Borrowing Base Party; or

(ii)                                  it remains unpaid more than 90 days after the original invoice date shown on the invoice (or, in the case of an Account of an Automotive Account Debtor, it remains unpaid more than 120 days after the original invoice date shown on the invoice); or

(iii)                               the total unpaid Accounts of the Account Debtor exceed 10% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

(iv)                              any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached in any material respect; or

(v)                                 the Account Debtor is also a creditor or supplier of a Borrowing Base Party or any Subsidiary of a Borrowing Base Party, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Borrowing Base Party or any Subsidiary of a Borrowing Base Party, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

(vi)                              the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or

(vii)                           it arises from a sale made or services rendered to an Account Debtor (A) located outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent in its Permitted Discretion; or (B) located in a state or jurisdiction (e.g. New Jersey, Minnesota and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrowing Base Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Borrowing Base Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account; or

(viii)                        (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Borrowing Base Party for potential returns or refunds, to the extent of such reserve; or

(ix)                                the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrowing Base Party assigns its right to payment of such Account to Administrative Agent, in a manner satisfactory to Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(x)                                   it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(xi)                                the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrowing Base Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xii)                             the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiii)                          Any Borrowing Base Party or a Subsidiary of any Borrowing Base Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xiv)                         25% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder (or, in the case of an Account of an Automotive Account Debtor, 50% or more of the Accounts owing from such Automotive Account Debtor are not Eligible Accounts hereunder); or

(xv)                            any Borrowing Base Party has made an agreement with the Account Debtor to extend the time of payment thereof; or

(xvi)                         it represents service charges, late fees or similar charges;

(xvii)                      it represents an unbilled Account; or

(xviii)                   it is not otherwise acceptable to Administrative Agent in its Permitted Discretion.

Eligible Assignee - (a) any Lender, any Affiliate of any Lender and any Approved Fund or (b) any other Person (i) which is a commercial bank, finance company, insurance company or other financial institution or fund and which, in the ordinary course of business, extends credit of the type contemplated herein; (ii) which is organized under the laws of the United States of America or any state thereof; and (iii) which has capital in excess of $500,000,000, provided, however, that “Eligible Assignee” shall not include any Borrower or any of its Affiliates, financial sponsors or Subsidiaries.

Eligible Rental Equipment Inventory – Rental Equipment Inventory of any Borrowing Base Party (other than packaging materials and supplies, tooling, samples and literature) which Administrative Agent, in its Permitted Discretion, deems to be Eligible Rental Equipment Inventory.  Without limiting the generality of the foregoing, no Rental Equipment Inventory shall be Eligible Rental Equipment Inventory if:

(i)                                     it is not finished goods which meet the specifications of the purchase order or contract for such Rental Equipment Inventory, if any; or

(ii)                                  it is not in good, new and saleable or leasable condition; or

(iii)                               it is slow-moving, obsolete or unmerchantable; or

(iv)                              it does not meet all standards imposed by any governmental agency or authority; or

(v)                                 it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or

(vi)                              it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(vii)                           it is not situated at a location in compliance with the Agreement; or

(viii)                        it is in transit; or

(ix)                                is held on consignment; or

(x)                                   is not insured in accordance with the terms of the Agreement or other terms reasonably acceptable to Administrative Agent; or

(xi)                                it is not otherwise acceptable to Administrative Agent in its Permitted Discretion.

Eligible Serialized Rental Equipment Inventory - Eligible Rental Equipment Inventory marked with and identifiable by serial number.

Eligible Unbilled General Rental Accounts - all Accounts arising from the general rental business unit of a Borrowing Base Party (excluding traffic safety) that would constitute Eligible Accounts but for clause (xvii) of the definition of Eligible Account.

Environmental Claims - all complaint, summons, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

Environmental Laws - all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety, and land use matters.

Environmental Lien - a Lien in favor of any  Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

Equipment Acquisition Reserve - $50,000,000, provided that (i) to the extent Borrower excludes any Rental Equipment Inventory from the Borrowing Base because it is not Eligible Serialized Rental Equipment Inventory solely because it does not satisfy clause (vi) of the definition of Eligible Rental Equipment Inventory, the Equipment Acquisition Reserve shall be reduced by an amount equal to the product of (A) the fraction obtaining by dividing (1) the Equipment Acquisition Reserve by (2) the Availability without taking into account the Equipment Acquisition Reserve and without taking into account such excluded Rental Equipment Inventory and (B) the amount of Rental Equipment Inventory so excluded, and (ii) such amount will be further reduced on a dollar for dollar basis as Borrowers make installment payments of the purchase price of inventory consisting of rental equipment purchased by Borrowers as permitted under the Agreement; provided further, that prior to any reduction referred to in the foregoing clause (ii), Borrowers shall provide Administrative Agent with a certificate of a Responsible Officer of Borrower’s Representative (together with such other evidence as Administrative Agent may reasonably request) certifying that such payments have been used to pay the purchase price of Rental Equipment Inventory.

ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

ERISA Affiliate - any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event – means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

Event of Default - as defined in subsection 10.1 of the Agreement.

Excess Cash Flow –with respect to the period beginning July 1, 2004, and ending December 31, 2005, and each fiscal year of Borrowers thereafter, the amount equal to the sum of Consolidated Net Income (Loss) (as defined in Exhibit 8.3), plus depreciation, amortization and other non-cash charges deducted in determining Consolidated Net Income (Loss) and minus the sum of payments of principal on Indebtedness for Money Borrowed (excluding payments made on the Closing Date in respect of the Prior Indebtedness and repayments of revolving loans except to the extent the applicable revolving loan commitments are permanently reduced in connection with such repayments), non-cash income included in determining Consolidated Net Income (Loss) and Net Capital Expenditures for such period or fiscal year, as applicable, all determined for Holdings and its Subsidiaries on a Consolidated basis in accordance with GAAP.

Excluded Deposit Accounts – accounts which are solely used when and as needed for the purposes of making payroll, replenishing petty cash, payment of specified accounts payable, and other occasional corporate needs in the ordinary course of business, so long as the balance in any such account does not exceed $100,000 at any time and the aggregate balances in all such accounts does not exceed $200,000 at any time.

Existing Letter of Credit - each of the letters of credit listed on Exhibit 1.2 to the Agreement issued by Wachovia Bank for the account of the Persons identified on such Exhibit.

Fed Funds Rate - for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Fed Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Fed Funds Rate for such day shall be the average rate charged to Bank on such day on such transactions as determined by Administrative Agent.

Fee Letter - as defined in subsection 2.3 of the Agreement.

Foreign Plan – any material pension, retirement, retiree benefit or similar plan, arrangement or policy sponsored or contributed to by any Borrower in a jurisdiction other than the United States.

Foreign Subsidiary – as defined in subsection 5.1 of the Agreement.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

Governmental Authority - any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any department, commission, board, bureau, instrumentality or agency thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Hoist – the business of the Borrower of renting certain hoist equipment as currently conducted by NES Industrial Hoist.

Holdings – as defined in the preamble to the Agreement.

Inactive Subsidiary – a Subsidiary of any Borrower, which Subsidiary (x) does not conduct or engage in any business or operations, and (y) has assets and properties with an aggregate book value of not greater than $10,000, and liabilities in an aggregate amount not greater than $10,000 and (z) has aggregate revenues not greater than $10,000 during any twelve-month period.

Indebtedness - as applied to a Person means, without duplication:

(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds (other than performance, surety or similar bonds), debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within 180 days of the incurrence thereof), (v) the principal portion of all obligations of such Person under Capitalized Lease Obligations, (vi) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (vii) all preferred Securities issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date prior to 180 days following the applicable maturity date thereof, (viii) the principal portion of all obligations of such Person under off-balance sheet financing arrangements (other than leases which, in accordance with GAAP, would be classified as operating leases), (ix) all Contingent Obligations of such Person, (x) all Derivative Obligations of such Person, (xi) to the extent not included in the foregoing clauses (i) through (x), all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, (xii) all Indebtedness of another Person of the type referred to in clauses (i) through (xi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (xii) Indebtedness of the type referred to in clauses (i) through (xi) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

Indemnified Liabilities – as defined in subsection 12.2 of the Agreement.

Indemnitee – as defined in subsection 12.2 of the Agreement.

Intellectual Property - all past, present and future:  trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Intercreditor Agreement - that certain Intercreditor Agreement by and between Administrative Agent and Second Lien Debt Agent, as acknowledged by Borrowers substantially in the form of Exhibit 8.4 attached hereto and otherwise in form and substance satisfactory to Majority Lenders, as amended, restated, supplemented or otherwise modified from time to time.

Interest Period - as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months (or, if available to all Lenders, nine (9) months) later, as may then be requested by Borrowers; provided that unless Administrative Agent notifies Borrowers that the initial syndication of the Loan commitments have been completed, each Interest Period commencing (a) within the first 60 days after the Closing Date shall be a period of 1 month and (b) thereafter shall be a period of 7 days; and provided further that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Administrative Agent’s custom in the market to which such LIBOR Portion relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months, six (6) months or nine (9) months (depending upon which Interest Period Borrowers select) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date; and (iv) with respect to any LIBOR Term Portion, no applicable Interest Period shall extend beyond the scheduled installment payment date for such LIBOR Term Portion.

Inventory – as defined in the UCC and including, without limitation, all of each Credit Party’s Property which is rented by such Credit Party in the ordinary course of business or is held for rent by such Credit Party.

IRS - the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit then outstanding.

LC Obligations - any Obligations that arise from any draw against any Letter of Credit.

Lender – as defined in the preamble to the Agreement.

Letter of Credit - (i) the Existing Letters of Credit and (ii) any standby or documentary letter of credit issued by Administrative Agent or any Affiliate of Administrative Agent for the account of any Borrower pursuant to subsection 1.2 of the Agreement.

LIBOR - as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period.  If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Administrative Agent.  The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period.  In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to an Interest Period cannot be determined.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Interest Payment Date – with respect to a LIBOR Portion, the last day of the Term and the last day of each Interest Period applicable to such LIBOR Portion,  provided, however, that if any Interest Period for a LIBOR Portion exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

LIBOR Option - the option granted pursuant to subsection 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans or the Term Loan based on the LIBOR.

LIBOR Portion - a LIBOR Revolving Portion or a LIBOR Term Portion.

LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Administrative Agent requesting that interest on a Revolving Credit Loan or all or any portion of the Term Loan be based on the LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion; and (iv) the dollar amount of the LIBOR Revolving Portion or LIBOR Term Portion, which shall be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

LIBOR Revolving Portion - that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrowers concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Revolving Portion, has met the conditions for basing interest on the LIBOR in subsection 3.1 of the Agreement and the Interest Period of which has not terminated.

LIBOR Term Portion - that portion of the Term Loan specified in a LIBOR Request which, as of the date of the LIBOR Request specifying such LIBOR Term Portion, has met the conditions for basing interest on the LIBOR in subsection 3.1 of the Agreement and the Interest Period of which has not terminated.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including without limitation, any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, any conditional sale or title retention arrangement, any capital lease, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.  For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Account - the loan account established on the books of Administrative Agent pursuant to subsection 3.6 of the Agreement.

Loan Commitment - with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment plus such Lender’s Term Loan Commitment.

Loan Documents - the Agreement, the Other Agreements and the Security Documents.

Loans - all loans and advances of any kind (including any charges to the Loan Account made in accordance with the terms of the Agreement) made by Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender, pursuant to the Agreement.

London Banking Day - any date on which commercial banks are open for business in London, England.

Majority Lenders - as of any date, Lenders holding more than 50% of the Term Loan and Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding more than 50% or more of the outstanding Loans, LC Amounts and Outstanding LC Obligations; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, Outstanding LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and Outstanding LC Obligations, rather than its Revolving Loan Commitment.

Margin Stock - “margin stock” as such term is defined in Regulation T, U  or X of the Federal Reserve Board.

Material Adverse Effect - a material adverse effect on (i) the business, assets, liabilities (actual or contingent), results of operations or financial condition of Borrowers and their Subsidiaries taken as a whole, (ii)  the rights and remedies of Administrative Agent or Lenders under the Loan Documents, (iii)  the ability of any Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document, (iv) the legality, validity or enforceability of the Agreement or any other Loan Document or (v) the validity, perfection or priority of any Lien in favor of Administrative Agent on any Collateral.

Material Contract - with respect to any Person, each contract or agreement to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Maximum Rate – as defined in subsection 2.1.3 of the Agreement.

Money Borrowed - (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries.  Money Borrowed shall not include trade payables or accrued expenses.

Mortgages – each mortgage or deed of trust executed by a Borrower on or about the Closing Date in favor of Administrative Agent, for the benefit of itself and Lenders, by which such Borrower has granted to Administrative Agent, as security for the Obligations, a Lien upon the real Property of such Borrower described therein, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

Motor Vehicle - any motor vehicle or other Property (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment and any Rental Equipment Inventory) for which the title to such motor vehicle or Property is governed by a certificate of title or ownership.

Multiemployer Plan - a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to by any Borrower or any ERISA Affiliate.

NES Canada - NES Equipment Services, Inc. (Canada), a corporation organized under the laws of Canada.

Net Capital Expenditures – with respect to any period, cash expenditures made for the acquisition or improvement of capital assets during such period, as determined in accordance with GAAP, net of (i) to the extent any asset sales proceeds were reinvested in the acquisition or improvement of capital assets during such period, the portion of such expenditures made with the proceeds of such asset sales up to a maximum of the net book value of the assets sold and (ii) to the extent any acquisition or improvement of capital assets during such period were financed with Indebtedness other than the Obligations, the portion of such expenditures made with the proceeds of such Indebtedness.

Net Cash Proceeds - with respect to (a) any sale, assignment, transfer or other disposition of any Property (an “Asset Disposition”) by any Borrower or any of its Subsidiaries, all proceeds in the form of cash or cash equivalents received by such Borrower or Subsidiary from or in respect of such Asset Disposition (including any cash proceeds received as income or other proceeds of any noncash proceeds of such Asset Disposition and including any insurance payment or condemnation award in respect of any assets of such Borrower or Subsidiary), (b) any issuance of Securities or Indebtedness (a “Capital Issuance”) by any Borrower or any of its Subsidiaries, all cash proceeds received in respect thereof and (c) any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Borrower or any of its Subsidiaries (an “Involuntary Disposition”), all cash proceeds received by such Borrower or Subsidiary in respect thereof, and in the case of the foregoing clauses (a), (b) and (c), net of (i) reasonable and customary expenses incurred or reasonably expected to be incurred in connection with such Asset Disposition, Capital Issuance or Involuntary Disposition, (ii) any income, franchise, transfer or other tax payable by such Borrower or such Subsidiary in connection with such Asset Disposition, Capital Issuance or Involuntary Disposition and (iii) any Indebtedness secured by a Lien on such property or assets and required to be repaid as a result of such Asset Disposition, in each case with respect to the foregoing clauses (i), (ii) and (iii) to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash or cash equivalents, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

Net Orderly Liquidation Value - as to Rental Equipment Inventory, the orderly liquidation value (expressed as a percentage of net book value) of such Rental Equipment Inventory as set forth in the most recent inventory appraisal relating thereto delivered to and accepted by Administrative Agent in accordance with the terms of the Agreement less liquidation expenses in an amount not less than 12% of such orderly liquidation value.

New Mortgages - as defined in subsection 5.4 of the Agreement.

Nonrental Equipment – Equipment as defined in the UCC and including, without limitation, all equipment of any Credit Party used or useful in the conduct of its business, but excluding any equipment which is rented by such Credit Party in the ordinary course of business or is held for rent by such Credit Party.

Notes - the Revolving Notes and the Term Notes.

Obligations - all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest (including, without limitation, all interest that accrues (or, but for the commencement of any bankruptcy, insolvency or similar proceeding, would accrue) after the commencement of any insolvency, bankruptcy or other similar proceeding of any Credit Party, whether or not a claim for post-filing interest is allowed in such proceeding), fees and other charges thereon, owing, arising, due or payable from any Borrower to Administrative Agent, for its own benefit, from any Borrower to Administrative Agent for the benefit of any Lender, from any Borrower to any Lender or from any Borrower to Bank or any other Affiliate of Administrative Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any

Product Obligations owing to Administrative Agent, Bank, Wachovia Bank or any Affiliate of Bank, Administrative Agent or Wachovia Bank.

Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Agreements – the Fee Letter and any and all other agreements, instruments and documents (other than the Agreement, the Security Documents and any agreement evidencing any Derivative Obligation), heretofore, now or hereafter executed or delivered in connection with the Agreement or the transactions contemplated thereby.

Other Taxes – as defined in subsection 2.11.2 of the Agreement.

Outstanding LC Obligations – at any time, LC Obligations that have not yet been reimbursed by Borrowers or funded with a Revolving Credit Loan.

Overadvance - as defined in subsection 1.1.2 of the Agreement.

PBGC - the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

Pension Plan - a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

Permitted Discretion -  the commercially reasonable credit judgment of Administrative Agent determined on a basis consistent with its credit procedures for lending purposes.

Permitted Holder – each of the Persons identified on Exhibit 9.1 to the Agreement.

Permitted Indebtedness – any Indebtedness of any kind specified as permitted in subsection 8.2.3 of the Agreement.

Permitted Liens - any Lien of a kind specified as permitted in subsection 8.2.5 of the Agreement.

Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries at the time outstanding, does not exceed $10,000,000.  For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

Person - an individual, partnership, corporation, limited liability company, association, joint stock company, trust, or unincorporated organization, or other enterprise or entity or a government or agency or political subdivision thereof.

Plan – an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which any Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

Pledge Agreement – the Pledge Agreement, dated as of the Closing Date, by  Borrowers in favor of Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time, and each other pledge or security agreement entered into from time to time by any Borrower in favor of Administrative Agent, for the benefit of itself and Lenders, by which such Borrower has granted to Administrative Agent, as security for the Obligations, a Lien upon the equity or debt interests held by such Borrower.

Prime Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Prime Rate.

Prior Indebtedness - all Indebtedness any other liabilities or obligations of any Borrower owing pursuant to that certain Credit Agreement dated February 11, 2004 by and among National Equipment Services, Inc., the financial institutions party thereof as lenders and Wachovia Bank, National Association, as agent for such lenders, and those agreements, documents and instruments related thereto, as all of the same may be amended, restated, supplemented or otherwise modified.

Product Obligations - every obligation of any Borrower under and in respect of any one or more of the following types of services or facilities extended to such Borrower by Bank, Administrative Agent, Wachovia Bank, any other Lender, or any Affiliate of Bank, Administrative Agent, Wachovia Bank or any other Lender:  (i) credit cards or stored value cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

Projections – Borrowers’ forecasted Consolidated basis (including on a line of business basis) balance sheets, profit and loss statements and cash flow statements.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Indebtedness - (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any Rental Equipment Inventory, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien - a Lien upon Rental Equipment Inventory which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the Rental Equipment Inventory the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

Release - a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any real Property or other Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or real Property or other Property.

Rental Equipment Inventory - all of each Borrowing Base Party’s Inventory consisting of Property which is rented by such Credit Party in the ordinary course of business or is held for rent by such Credit Party.

Rentals - as defined in subsection 8.2.17 of the Agreement.

Reorganization Plan – certain of Holdings’ Subsidiaries’ and Affiliates’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code dated January 23, 2004, including, without limitation, all exhibits, supplements, appendices, and schedules thereto.

Replacement Debt – as defined in subsection 8.2.6 of the Agreement.

Report – as defined in subsection 11.12 of the Agreement.

Reportable Event - any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Required Minimum Availability - initially $20,000,000 (the “Initial Required Minimum Availability”), provided that the Initial Required Minimum Availability shall be increased up to a maximum of $40,000,000 as follows: (x) for each dollar that the Equipment Acquisition Reserve is reduced in accordance with the terms of the definition thereof, the Initial Required Minimum Availability shall be increased by an amount equal to 50% of such reduction in the Equipment Acquisition Reserve and (y) on the date that the Equipment Acquisition Reserve is reduced to zero, the Initial Required Minimum Availability as then in effect shall be increased to $40,000,000.

Requirement of Law  - as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

Responsible Officer - the chief executive officer or the president of a Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the chief financial officer or the treasurer of a Borrower, or any other Responsible Officer having substantially the same authority and responsibility.

Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

(i)                                     investments by a Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Borrower;

(ii)                                  Property to be used in the ordinary course of business;

(iii)                               Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;

(iv)                              investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;

(v)                                 investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(vi)                              investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 180 days from the date of creation thereof;

(vii)                           investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(viii)                        intercompany loans permitted under subsection 8.2.2(v) of the Agreement;

(ix)                                investments existing on the date hereof and listed on Exhibit 8.2.12 to the Agreement;

(x)                                   investments consisting of Product Obligations that are Derivative Obligations, entered into in the ordinary course of business and not for speculative purposes; and

(xi)                                investments otherwise expressly permitted pursuant to subsection 8.2.2 of the Agreement.

Revolving Credit Loan - any Loan made by Administrative Agent or any Lender (including charges made to the Loan Account in accordance with the terms of the Agreement) pursuant to the Agreement other than a Term Loan.

Revolving Credit Maximum Amount - $100,000,000, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

Revolving Loan Commitment - with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth opposite such Lender’s name on Schedule 1.0 to the Agreement or any Assignment and Assumption Agreement executed by such Lender, as such amount may be terminated or reduced from time to time in accordance with the terms of the Agreement.

Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

Revolving Notes - the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1A to the Agreement, together with any replacement or successor notes therefor.

Schedule of Accounts – as defined in subsection 6.2.1 of the Agreement.

Second Lien Debt – any Indebtedness under any Credit Facility of any Borrower or any of its Subsidiaries pursuant to which the related Second Lien Debt Agent has become a party to the Intercreditor Agreement on behalf of the lenders under such Credit Facility in which it has agreed on behalf of such lenders and on its own behalf to be subject to such Intercreditor Agreement.

Second Lien Debt Agent - at any time in respect of any Credit Facility, the Person serving at such time as the “Agent,” “Administrative Agent,” “Collateral Agent,”  “Collateral Trustee” or “Trustee” under such Credit Facility or any other representative in a similar capacity then most recently designated in accordance with the applicable provisions of the Credit Facility, together with its successors in such capacity.

Second Lien Debt Documents – any and all agreements, instruments and other documents pursuant to which the Second Lien Debt has been or will be issued or otherwise setting forth the terms of the Second Lien Debt, including the Second Lien Security Documents, any guaranty agreements, bank product agreements or hedging agreements related thereto, all ancillary agreements as to which the Second Lien Agent or any lender is a party or a beneficiary and all other agreements, instruments, documents and certificates executed in connection with any of the foregoing, in each case as such agreement, instrument or other document may be amended, restated, supplemented, refunded, replaced or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

Second Lien Debt Loan Agreement – that certain loan and security agreement, dated as of the date hereof, as amended, restated, supplemented, refunded, replaced or otherwise modified from time to time to the extent permitted under the terms of the Loan Documents, by and among (i) NES Rentals Holdings, Inc., as borrower, (ii) certain subsidiaries of NES Rentals Holdings, Inc., as guarantors, (iii) the financial institutions party thereto from time to time as lenders, (iv) Bear, Stearns & Co. Inc. as syndication agent and (v) Bank of America, N.A. as administrative agent.

Second Lien Debt Payment – as defined in subsection 8.2.6(iii) of the Agreement.

Second Lien Debt Security Documents - all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by any Borrower or any Subsidiary of any Borrower or any guarantor of the Second Lien Debt creating (or purporting to create) a Lien upon any assets or properties of such Person in favor of the Second Lien Debt Agent or the Administrative Agent, as applicable, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, but only to the extent permitted under the terms of the Loan Documents.

Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same and, for purposes only of Sections 5 and 6 and the Security Documents, shall include any other “Security” (as defined in the UCC).

Security Documents – the Intercreditor Agreement, the Pledge Agreement, the Mortgages and all other instruments and agreements now or at any time hereafter securing or guaranteeing the whole or any part of the Obligations.

Serialized Rental Equipment Inventory - Rental Equipment Inventory marked with and identifiable by serial number.

Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Studio – the business of the Borrower of renting lift equipment to television or motion picture studios currently conducted by Rebel Studio Rentals, Inc.

Subordinated Debt - Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Administrative Agent, and contains terms, including without limitation, payment terms, satisfactory to Administrative Agent.

Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Swingline Loans - as defined in subsection 1.1.4 of the Agreement.

Tax Liabilities – as defined in subsection 2.11 of the Agreement.

Term - as defined in subsection 4.1 of the Agreement.

Term Loan - the Loan described in subsection 1.3.1 of the Agreement.

Term Loan Commitment - with respect to any Lender, the amount of such Lender’s Term Loan Commitment pursuant to subsection 1.3.1 of the Agreement, as set forth opposite such Lender’s name on Exhibit 1.0 to the Agreement or any Assignment and Assumption Agreement executed by such Lender, minus all Term Loan payments paid to such Lender.

Term Loan Notes - the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each applicable Lender to evidence its Term Loan, which shall be in the form of Exhibit 1.1B to the Agreement, together with any replacement or successor notes therefor.

Term Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender’s Term Loan Commitment divided by the aggregate of all Term Loan Commitments.

Term Loan Reserve -  means $200,000,000; provided, upon written notice from Borrowers to Administrative Agent, the Term Loan Reserve may be reduced to the then outstanding principal balance of the Term Loan.

Total Credit Facility - $300,000,000, as reduced from time to time pursuant to the terms of the Agreement.

Total Funded Senior Leverage Ratio – as defined in Exhibit 8.3 to the Agreement.

Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

UCC - the Uniform Commercial Code as in effect in the State of New York on the date of the Agreement, as it may be amended or otherwise modified.

Unfunded Pension Liability - the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unused Line Fee - as defined in subsection 2.5 of the Agreement.

USA Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time

Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

Wachovia Bank – Wachovia Bank, National Association, in its individual capacity.

Other Terms - All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction - The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

Accounting Terms and Determinations

Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with subsection 8.3 of the Agreement and otherwise to be made under the Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered pursuant to subsection 8.1.3  of the Agreement (the “Financials”).  All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP and to the extent required or permitted under GAAP, shall give effect to changes from time to time required as a result of the application of fresh start accounting.  If GAAP shall change from the basis used in preparing the Financials (or the application of fresh start accounting shall require such a change), the certificates required to be delivered pursuant to subsection 8.1.3 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.  If Borrowers shall change its method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

Borrowers shall deliver to Administrative Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of subsection 8.1.3 of the Agreement, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

***The Registrant will deliver exhibits to this agreement upon the request of the Securities and Exchange Commission***